SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 3

Registration Statement Under

THE SECURITIES ACT OF 1933

UNITED CANNABIS CORPORATION

 (Exact name of registrant as specified in charter)

Colorado	8742	46-5221947
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

United Cannabis Corporation

301 Commercial Rd., Unit D

Golden, CO. 80401

(303) 386-7104

(Address and telephone number of principal executive offices)

301 Commercial Rd., Unit D

Golden, CO. 80401

 (Address of principal place of business or intended principal place of business)

Earnest Blackmon

301 Commercial Rd., Unit D

Golden, CO. 80401

(303) 386-7104

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado  80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)
Total			$10,000,000	$1,245.00

(1) Offering price computed in accordance with Rule 457(o).

(2) Represents shares issuable to Tangiers Global, LLC under an Investment Agreement.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of stock splits or similar capital reorganizations.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

UNITED CANNABIS CORPORATION

Common Stock

This prospectus may be used only in connection with sales of up to 9,000,000 shares of our common stock by Tangiers Global, LLC. Tangiers will sell shares of common stock purchased from us under an Investment Agreement. In connection with the sale of these shares, Tangiers will be an “underwriter” as that term is defined in the Securities Act of 1933.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement. However, 9,000,000 shares of common stock is the maximum number of shares which we may sell to Tangiers. See the section of this prospectus captioned “Investment Agreement” for more information.

Our common stock is quoted on the over-the-counter market under the symbol "CNAB". On April 24, 2018 the closing price for one share of our common stock was $1.04.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

The date of this prospectus is April __, 2018

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

We own intellectual property relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products.

Our primary goal is to advance the use of phytocannabinoids therapeutics in medicine through research, product development and education. We are dedicated to improving the lives of patients. We provide the intellectual property, patent-pending technology, trusted brands, clinical data, technical training, sales tools and methodologies necessary to assist our clients businesses for success. Our ACT Now Program utilizes our patent-pending Prana Bio Nutrient Medicinals with a HIPPAA compliant electronic health record (“EHR”) software that enables physicians to create comprehensive sequencing charts specific to their patients’ medical aliments. The ACT Now EHR software allows for global monitoring, patient management, and effective cannabinoid therapy protocols.

Our Prana Bio Nutrient Medicinal products are designed to help supplement deficiencies related to the endocannabinoid system including pain, neuropathy, arthritis, MS, IBS, autism, seizures, eczema, sleep, anxiety, head trauma, opioid dependency and clinical endocannabinoid deficiencies. The endocannabinoid system is a signaling system within the human body that utilizes hundreds of receptors to help maintain homeostasis between the central nervous system and the immune system.

Our executive offices are located at 301 Commercial Road, Unit D, Golden, CO 80401, and our telephone number is (303) 386-7104.

Securities Offered:

In order to provide a possible source of funding for our operations, we have entered into an Investment Agreement with Tangiers Global, LLC

Under the Investment Agreement, Tangiers has agreed to provide us with up to $10,000,000 of funding during the period ending on the date which is three years after the date of this prospectus. During this period, we may sell shares of our common stock to Tangiers, and Tangiers will be obligated to purchase the shares. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Tangiers.

The minimum amount we can raise at any one time is $5,000, and the maximum amount we can raise at any one time is $1,000,000. We are under no obligation to sell any shares under the Investment Agreement.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 9,000,000 shares of common stock, which represents approximately 14.7% of our outstanding shares as of April 24, 2018, is the maximum number of shares which we may sell to Tangiers.  See the section of this prospectus captioned “Investment Agreement” for more information.

Based upon the market price of our common stock for the five trading days prior to April 25, 2018, and the terms of the Investment Agreement, the sale of these 9,000,000 shares would result in net proceeds to us of approximately $8,150,000.

As of April 24, 2018, we had 64,229,926 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued pursuant to the Investment Agreement or upon the exercise of options or warrants

We will not receive any proceeds from the sale of the shares by Tangiers. However, we will receive proceeds from any sale of common stock to Tangiers under the Investment Agreement. We expect to use substantially all the net proceeds for our operations.

Risk Factors:

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Trading Symbol:   CNAB

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

•

statements concerning the benefits that we expect will result from our business activities; and

•

statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable. Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

We need additional capital. We need additional capital to fund our operations. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common stock. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of January 31, 2018, 29 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia have approved ballot measures to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we lease buildings to growers of marijuana we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition. It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law. Marijuana is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

The previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In this regard, the prior DOJ Deputy Attorney General of the Obama administration issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the Controlled Substances Act.  The Cole Memo noted that the Department of Justice is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

On January 4, 2018, the U.S. Attorney General Jeff Sessions issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.  While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.

See the “Business – Government Regulation” section of this prospectus for more information.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Potential competitors could duplicate our business model. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort.

We are dependent on our management team and the loss of any of these individuals would harm our business. Our future success depends largely upon the management experience, skill, and contacts of our officers and directors. The loss of the services of either of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

The applicability of "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock. Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Exchange Act, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares. You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

We may issue shares of preferred stock that would have a liquidation preference to our common stock. Our articles of incorporation currently authorize the issuance of 10,000,000 shares of our preferred stock. The board has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

The market price of our common stock may decline due to the Investment Agreement. An unknown number of shares of common stock, which may be sold by means of this prospectus, are issuable under an Investment Agreement to Tangiers Global, LLC. As we sell shares of our common stock to Tangiers under the Investment Agreement, and Tangiers sells the common stock to third parties, the price of our common stock may decrease due to the additional shares in the market. The more shares that are issued under the Investment Agreement, the more our then outstanding shares will be diluted and the more our stock price may decrease. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See “Investment Agreement” for more information concerning the Investment Agreement.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTC Markets Group, Inc.’s OTCBB tier under the symbol “CNAB.” The following is a summary of the high and low sales prices of our common stock for the periods indicated, as reported by the OTC Markets Group, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
Year ended December 31, 2016
First Quarter	$0.79	$0.17
Second Quarter	$0.48	$0.15
Third Quarter	$0.42	$0.16
Fourth Quarter	$3.35	$0.43

Year ended December 31, 2017
First Quarter	$2.40	$1.33
Second Quarter	$1.59	$0.56
Third Quarter	$1.15	$0.73
Fourth Quarter	$2.02	$0.56

Fiscal year ended December 31, 2018
First Quarter	$2.09	$0.98

On April 24, 2018, the closing price of our common stock was $1.04.

Stockholders

As of April 24, 2018, we had 57 shareholders of record and 64,229,926 outstanding shares of common stock.

Dividends

We have not declared or paid any cash dividends on our capital stock in our history as a public company. We currently intend to retain all future earnings to finance our business and do not anticipate paying cash or other dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Certain statements set forth below under this caption constitute forward-looking statements. See “Forward-Looking Statements” in the Prospectus Summary.

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the consolidated financial statements and related notes appearing elsewhere in this Prospectus.

Overview

We were originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to the prior President of the Company.

Following this sale, we changed our focus to providing products, services and intellectual property to the cannabis industry.

Results of Operations

Year Ended December 31, 2017

Item	Increase (I) or Decrease (D)	Reason
Revenues	D

Decline caused for the most part by a changeover in the production process utilized by our affiliated licensee, which resulted in a shortage of finished product and a decline in royalties received from our licensee during the second half of 2017.

Gross profit, as a % of revenue	I	Increased because deferred license fee revenue during 2017, which has no associated cost of revenues, was a much higher percentage of total revenues as compared to 2016.

Operating expenses	I

Greater amounts were spent on (i) marketing, advertising and new business development, (ii) research and development and (iii) legal, accounting, consulting and public reporting. Additionally, share-based compensation of $3,770,279 was incurred during the year ended December 31, 2017, which included options granted to officers and directors that were fair valued at $2,660,159, while share-based compensation for the same period last year was $814,000. Research and development increased $270,844 over 2016 due to the costs associated with perfecting our extraction process for CBD from hemp plants.

Non-Operating expenses	I

Our other non-operating expense was $1,015,446 and $3,086,982 for the years ended December 31, 2017 and 2016, respectively. The decrease in other non-operating expenses is due for the most part to (i) $1,870,665 of losses on derivative liabilities in 2016 that were not incurred in 2017, (ii) a decrease of $356,903 in interest expense in 2017 compared to 2016, (iii) a decrease in the amortization of debt discount in the amount of $267,658 in 2017, and (iv) an increase of $582,881 from losses due to discounts experienced in the issuance of common stock in and (v) cash and the value of shares of our common stock (collectively $122,139) paid to settle a dispute with a former employee.

The factors that will most significantly affect future operating results will be:

•

State by state regulatory changes with respect to marijuana in the United States; and

•

Rescheduling of marijuana by the federal government.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Capital Resources and Liquidity

During the year ended December 31, 2017, we incurred losses of $5,907,512 and used cash in operating activities of $1,878,276 respectively, compared to $3,854,004 of losses and $274,670 of cash used in our operating activities for the year ended December 31, 2017. At December 31, 2017 and 2016, we had a working capital deficit of $288,438 and $393,182, respectively, and an accumulated deficit of $15,269,845 at December 31, 2017. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that these events will be satisfactorily completed.

Net cash used in operating activities for the years ended December 31, 2017 and 2016, was $1,878,276 (and $274,670, respectively. This increase in cash used in operating activities was primarily due to the negative impact in our operating cash flows resulting from an increase in general and administrative expenses during the twelve months ended December 31, 2017 as compared to the same period in 2016.

Net cash used in investing activities for the years ended December 31, 2017 and 2016 was $508,261 and $0.0, respectively. This increase was due for the most part to payments made for construction in process at our cultivation and extractions facilities in the amount of $621,731, reduced by $363,134 of cash acquired in the acquisition of Prana Therapeutics, Inc. The increase was also do to the purchase of intangible assets in the amount of $197,164 during the year ended December 31, 2017.

Net cash provided by financing activities for the years ended December 31, 2017 and 2016 was $3,099,563 and $268,871, respectively. The increase was primarily due to the increase of $2,682,751 in proceeds from the issuance of common stock under our equity financing line, and the increase in proceeds from notes payable to and advances from officers and directors in the amount of $254,943 during the year ended December 31, 2017.

Future minimum amounts the Company is required to pay under the terms of its operating leases are, as shown below;

	2018	2019	2020	2021	2022
Cultivation and extraction facility in Weldona, Colorado	$90,000	$90,000	$90,000	$90,000	$67,500
Administrative offices and extraction and testing laboratory in Golden, Colorado	40,612	43,498	26,597	—	—
Cultivation and extraction facility in Jamaica	1	1	1	1	1
	$130,613	$133,499	$116,598	$90,001	$67,501

The future minimum payments under the terms of our material contractual obligations are, as shown below.

	2018	2019	2020	2021	2022h
Operating leases	$130,613	$133,499	$116,598	$90,001	$67,501
Research laboratory at the University of Florida School of Medicine	303,544	—	—	—	—
Clinical trials at the West Indies School of Medicine	101,182	102,364	—	—	—
	$535,339	$235,863	$116,598	$90,001	$67,501

We may also incur significant sales, marketing, research and development expenses during the next twelve months, and we expect to spend approximately (i) $2,000,000 on expanding our production capacity in Jamaica through advances to our 50% owned subsidiary, Cannibinoid Research & Development, Limited, (ii) $500,000 on pursing licensing and patent applications for products developed and licensed to our recently acquired 95% owned subsidiary, Prana Therapeutics, Inc., and (iii) $500,000 on solidifying agreements with potential licensees who might be utilizing or want to utilize our patented formulations and processes.

We must obtain additional financing to continue our operations. We may not be able to obtain additional funding on terms that are favorable to us or at all. We may not be able to obtain sufficient funding to continue our operations, or if we do receive funding, to generate adequate revenues in the future or to operate profitably in the future. These conditions raise substantial doubt about our ability to continue as a going concern.

Other than as disclosed above, we do not know of any:

•

trends, demands, commitments, events or uncertainties that will result in, or that are reasonable likely to result in, our liquidity increasing or decreasing in any material way; or

•

any significant changes in our expected sources and uses of cash.

Off-Balance Sheet Arrangements

None.

Significant Accounting Policies

See Note 2 to the financial statements included as part of this prospectus for a description of our significant accounting policies.

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update (“ASU”). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our consolidated financial statements upon adoption.

To understand the impact of recently issued guidance, whether adopted or to be adopted, please review the information provided in Note 2 to the financial statements included as part of this prospectus.

BUSINESS

Background

United Cannabis Corporation (‘we” “our”, “us”, “UCANN”, or “the Company”) a Colorado corporation, was originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to the prior President of the Company.

In early 2014 we decided to exit the medical spa management business and change our focus to providing products, services and intellectual property to the cannabis industry.

On March 26, 2014, we entered into a License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby pursuant to which Messrs. Blackmon, Verzura and Ruby licensed certain intellectual property to us in exchange for 38,690,000 shares of our common stock.

The intellectual property we licensed includes know-how relating to the design and buildout of cultivation facilities, growing/cultivation systems, seed-to-sale protocols and procedures, products, access to a genetic catalogue including over 150 different strains, an advanced (non-psychoactive) cannabinoid sequencing therapy program utilizing patent-pending Prana Bio Nutrient Medicinals called the A.C.T. Now Program (“ACT Now” or “ACT Now Program”), security, regulatory compliance, and other methods and processes which relate to the cannabis industry.

In May, 2014 we changed our corporate domicile from California to Colorado and changed our name to United Cannabis Corporation.

We own intellectual property relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products. We are focused on creating unique therapeutics for a wide range of diseases that can be utilized by patients globally.  Our products are subject to all existing marijuana  laws in the United States and foreign countries.

Our primary goal is to advance the use of phytocannabinoids therapeutics in medicine through research, product development and education. We are dedicated to improving the lives of patients. We provide the intellectual property, patented technology, trusted brands, clinical data, technical training, sales tools and methodologies necessary to assist our clients’ businesses for success. Our ACT Now Program utilizes our patented Prana Bio Nutrient Medicinals with a HIPPAA compliant electronic health record (“EHR”) software that enables physicians to create comprehensive sequencing charts specific to their patients’ medical aliments. The ACT Now EHR software allows for global monitoring, patient management, and effective cannabinoid therapy protocols.

Our Prana Bio Nutrient Medicinal products are designed to help supplement deficiencies related to the endocannabinoid system including pain, neuropathy, arthritis, MS, IBS, autism, seizures, eczema, sleep, anxiety, head trauma, opioid dependency and clinical endocannabinoid deficiencies. The endocannabinoid system is a signaling system within the human body that utilizes hundreds of receptors to help maintain homeostasis between the central nervous system and the immune system.

Our Prana Aromatherapy Transdermal Roll-on line uses a proprietary blend of essential oils infused with cannabinoids designed to provide targeted and large surface relief with combinations of aromatherapy. The transdermal is a part of the complete patented Prana Bio Nutrient Medicinals line, which is offered in 5 categories (P1, P2, P3, P4, P5), with three delivery methods (sublingual, capsules, topical). Dosages range from 1mg to 50mg, are available in both raw and activated formulations, and paired with specific cannabis derived terpene profiles.

Our short term plan involves licensing the technology associated with our products to companies which are licensed to grow and sell medical marijuana in states where medical marijuana is legal.

Our long term plan is to perform clinical trials on the most promising products in our product line that are currently being manufactured in California. We intend to perform our phase I clinical trials at the West Indies University in Jamaica. We will fund the initial clinical trials by licensing our Prana product line to manufacturers in all legal territories in the United States and with revenue received for providing technical, financial and licensing consulting services. After our phase 1 clinical trials are complete, we plan on partnering with companies that have expertise in global pharmaceutical distribution and research for phase II and III clinical trials in the United States.

Prana Therapeutics

In furtherance of our long-term plan, on July 14, 2017, we acquired 95% of the voting interests of Prana Therapeutics, Inc. (“Prana”),  in consideration for the issuance of 5,730,000 shares of our shares of common stock. The acquisition of Prana broadens our foundation in plant-based drug development. Prana is a biotech company focused on developing targeted therapeutics for prevention of the negative side effects of chemotherapy, management of rheumatoid arthritis and treatment of brain cancer.

Similar to the use of the compounds found in the cannabis plant to create our Prana Bio Medicinal products, Prana identifies novel combinations of botanical compounds to address unmet medical needs. Prana’s principal drug, Epidiferphane™, is a leading example of how combinatorial targeting can be used to address complex and difficult-to-treat diseases.

Prana was founded by Drs. Brent Reynolds, a professor in the Department of Neurosurgery at the University of Florida, College of Medicine and Dennis Steindler, a professor of Medical Research in the Department of Neurosurgery at the University of Florida, College of Medicine, as well as, Dr. Loic Deleyrolle, a research assistant at McKnight Brain Institute at the University Florida; and, Prana’s business model is based on technology developed there. Drs. Reynolds and Steindler have filed on behalf of the University of Florida Research Foundation, Inc. (“University of Florida”) patents related to the composition of matter and use claims on this technology in the United States and internationally. Prana owns the exclusive, world-wide license to the technology through a licensing agreement with the University of Florida. Both Drs. Reynolds and Deleyrolle will continue as part time employees of Prana, while also serving as professors and performing research at the University of Florida. Dr. Steindler will not have any future affiliation with Prana, and Prana will be operated as a stand-alone, majority owned subsidiary of the Company.

We purchased Prana based upon our belief in the potential of Epidiferphane™ to help with the negative side effects of chemotherapy, inflammation and brain tumors;

The Negative Side Effects Of Chemotherapy

An estimated 650,000 patients undergo chemotherapy each year, in the US alone, at a cost of approximately $12 billion. There are several protocols to minimize the side effects associated with chemotherapy, there is currently no protocol that prevents these symptoms. Preclinical data have shown Epidiferphane to be effective in preventing Anemia (low red blood cells), Neutropenia (low white blood cells), attenuating Chemotherapy Induced Peripheral Neuropathy, and protecting the endogenous neural stem cell population that is associated with Chemofog (memory problems). At least one of these conditions are experienced by 90% of patients going through chemotherapy.

Inflammatory Disease

Approximately 150 million patients suffer from inflammation and pain associated with arthritis and back-centric conditions, spending in excess of $30 billion on treatments, many of which have significant side effects. Epidiferphane™ in combination with nutritional ketosis reduces levels of cytokines that contribute to inflammatory diseases and in a small cohort of patients has been reported to reduce pain, morning stiffness and improve sleep.

Brain Tumors

There are approximately 80,000 new brain cancer diagnoses in the US each year; Glioblastoma, the most common type, has a survival diagnosis of approximately 12 months. In pre-clinical rodent testing, Epidiferphane™, in conjunction with a nutritional ketosis, has been shown to double the mean life expectancy, increase the effectiveness of chemotherapy, and sensitize chemotherapy resistant tumors to standard of care drugs.

Industrial Hemp Plant

In December 2017 we leased an industrial building in Colorado where we will construct a state-of-the-art industrial hemp processing plant where we provide contract manufacturing for farmers working under the 2014 Federal Farm Bill and Colorado’s Department of Agriculture's Industrial Hemp Program. The multi-function facility will include extraction, purification, testing and processing equipment, as well as packaging, fulfillment, and secure storage capabilities.

Our manufacturing services will enable farmers to convert harvested industrial hemp plants into a range of products, including simple extracts, capsules and sublingual drops, and have them packaged for resale. The processing plant will also have the capability to process raw hemp seed through cold press extraction. Valuable fibrous bi-products generated through processing will also be collected for sale to a wide range of consumer product industries.

Colorado-grown hemp accounts for more than half of U.S. domestic hemp production, according to the Colorado Department of Agriculture. The Denver Post reported farms around in Colorado are expected to harvest up to 9,000 acres of hemp in 2017, compared with just 200 acres in 2014.

We lease the industrial building through September 30, 2018 for $7,500 per month.  The plant became fully operational on March 6, 2018.

Harborside Health Association

On January 24, 2018 we entered into a non-exclusive licensing agreement with an affiliate of Harborside Health Association LLC.

The license provided Harborside with the rights to our technology which will enable Harborside to manufacture and distribute its proprietary line of products.  In consideration for the license, Harborside will pay us the greater of:

•

5% of the gross price paid by Harborside for the manufacture of the products; or

•

2.5% of the wholesale price received by Harborside from the sale of the products.

For purposes of the agreement, the “wholesale price” for any product means the gross price obtained by a distributor licensed by Harborside from the sale of any products in an arm’s length transaction with another distributor or retailer, excluding cannabis tax payments for remittance to taxing authorities; and, for non-arm’s length sales, the average price which could have been obtained in an arm’s length transaction.

The technology licensed to Harborside covers our patented methods of extracting, preparing and using cannabis. The agreement has a term of three years.

Cannibinoid Research & Development Company Limited (“CRD”)

In August 2014, we acquired 50% of the capital stock of CRD. In August 2014, we agreed to fund the operations of CRD on terms mutually agreed upon by us and CRD. As of the date of this prospectus, CRD had ten employees and had applied to the Jamaican government for a license to conduct research on the benefits of cannabis which will be grown by CRD in Jamaica.

In March 2018 Jamaica’s University of the West Indies’ Ethics Committee approved our proposal to conduct clinical trials on our Prana Bio Nutrient Medicinals P1 Capsules for the treatment of chronic pain.

The study will be conducted in conjunction with CRD at the Centre For Cannabis Research at the University Of West Indies, Mona Campus, in Jamaica.

The Phase I study which will involve twelve patients, is expected to take 12 months and cost approximately $204,000.

Lasco Manufacturing Limited

On December 12, 2017 we entered into an agreement with Lasco Manufacturing Limited whereby we gave Lasco the right to manufacture and sell some of our products. The agreement is for a five year terms and covers Jamaica and most English speaking countries in the Carribean.  The licensed products and the fees to be paid to us are:

Products

Fees

Prana Medicinal Hemp Capsules

$550 per gallon of concentrate

Prana Medicinal Hemp Sublinguals

$737 per gallon of concentrate

Prana Roll-On Hemp

(1)

CBD Water

(1)

Prana Bolt Balm

(1)

(1)

15% of the gross sales price of these products.

Advesa

We have licensed our Prana products to Advesa, Inc. (“Advesa”), which is wholly owned by Tony Verzura, an officer, director and principal shareholder. Advesa has an exclusive right for five years to sell our Prana products in certain cities in California. In consideration for the exclusive license, Advesa is obligated to pay us a royalty on all Prana products sold by Advesa equal to the sale price of the Prana products, minus the cost of goods sold (computed without regard to depreciation, amortization, other non-cash items or allocation of overhead, general and administrative expenses or similar items). In addition, Advesa pays us a management fee of five percent of all Advesa gross revenue, minus the Prana royalty payable to us with respect to the sales of our Prana products.

ACT Now Program

One of our primary goals is to advance the use of cannabinoids in medicine through research, product development and education. Our intellectual property includes our ACT Now Program which is a comprehensive full spectrum cannabinoid therapy guide that utilizes the entire cannabis plant by controlling specific cannabinoid ratios, accurate dosing and multiple non-invasive delivery methods. Our ACT Now Program offers a wide range of affordable patient driven programs with limitless combinations of cannabinoid-based products and nutritional recommendations to assist patients suffering from chronic pain, opiate dependency, inflammation, glaucoma, PTSD, neuropathy, multiple sclerosis, fibromyalgia, Crohn’s, IBS, seizures, epilepsy, paralysis, autoimmune, autism, tumors, HIV/AIDS and many types of cancer.

We own certain proprietary formulations, processes and other intellectual property which can be used to produce our Prana Bio Nutrient Medicinals in connection with our ACT Now Program. These products, which are made with unique combinations of pharmaceutically active cannabinoids, provide a comprehensive solution designed to enable physicians and patients to design, implement and monitor effective therapy protocols.

Competition

Currently, we are primarily engaged in the business of providing consulting and advisory services and licensing our intellectual property to businesses or persons who are already in the marijuana business or who desire to enter the business. There are a large number of other public and private companies which compete with us in this area. These competitors include MedBox, Inc., Advanced Cannabis Solutions, Inc., Growlife, Inc., Terra Tech Corp., American Cannabis Company, Americann, Inc. and Monarch America, Inc. (formerly Cannabis Kinetics, Inc.). We believe that our principal competitive advantages are the reputations and experience of our principals in the industry.

The recent growth in the industry, has attracted many businesses trying to enter the market. Some of our competitors have greater capital resources and facilities which may enable them to compete more effectively in this market. Due to this competition, there is no assurance that we will not encounter difficulties in generating revenues. If we are unable to successfully compete with existing companies and new entrants to the market, this will have a negative impact on our business and financial condition.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of January 31, 2018, 29 states and the District of Columbia allowed their citizens to use Medical Marijuana. Additionally, voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia approved ballot measures to legalize cannabis for recreational use by adults. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level.

The previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. In this regard, the prior DOJ Deputy Attorney General of the Obama administration issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA.

The Cole Memo noted that the Department of Justice is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provided guidance to Department of Justice attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following in preventing:

•

the distribution of cannabis to minors;

•

revenue from the sale of cannabis from going to criminal enterprises, gangs and cartels;

•

the diversion of cannabis from states where it is legal under state law in some for to other states;

•

state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•

violence and the use of firearms in the cultivation and distribution of cannabis;

•

drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

•

the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

•

cannabis possession or use on federal property.

On January 4, 2018, the U.S. Attorney General Jeff Sessions issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.

However, on March 31, 2018 President Trump signed a $1.3 trillion budget bill that includes a provision that prevents the Justice Department, including the Drug Enforcement Administration, from using funds to arrest or prosecute patients, caregivers and businesses that are acting in compliance with state medical marijuana laws.  This provision, known as the Rohrabacher-Blumenauer Amendment, prohibits the Justice Department from using federal funds to interfere with state medical marijuana programs.

Compliance with federal, state, and local laws and regulations has not had, and is not expected to have, an adverse effect on our capital expenditures, competitive position, financial condition, or results of operations.

Intellectual Property

Our intellectual property includes our management’s knowledge and know-how relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products. It also includes a genetic catalogue including over 150 different strains of marijuana, and an advanced cannabinoid therapy program called “A.C.T. Now.”

On August 15, 2017, the United States Patent and Trademark Office issued to us US Patent #9730911  granting exclusive rights to our proprietary formulations based on compounds extracted from cannabis plant materials; more specifically the composition of matter pertaining to the use of phytocannabinoids, cannabinoids, and specific terpene profiles in liquid form. This composition of matter Patent provides protection for our proprietary formulations. The Patent protects the use of suspending both phytocannabinoids and cannabinoids with specific combinations of cannabis derived terpenes in liquid forms with an array of delivery methods including capsule, sublingual, topical, oral, suppository, and vaporization. Cannabinoids referenced in the application include ratios of tetrahydrocannabinolic acid (THCa), cannabidiolic acid (CBDa), tetrahydrocannabinol (THC), cannabinol (CBN), cannabidiol (CBD), cannabichromenic acid (CBCa), and cannabichromene (CBC).

Employees

As of January 31, 2018, we had nine employees. There is no union representation of our employees, and we have never experienced an involuntary work stoppage. We believe that our continued success depends, in part, on our ability to attract and retain qualified personnel. We consider our relations with our employees to be good.

Effect of Environmental Laws

We are subject to federal, state, and local environmental laws and regulations, as well as the environmental laws and regulations of the foreign federal and local jurisdictions in which we have operations. We believe we are in material compliance with all such laws and regulations.

Website Access

Our website address is www.unitedcannabis.us. We make available, free of charge on our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after filing such reports with, or furnishing them to, the Securities and Exchange Commission (“SEC”). Such reports are also available at www.sec.gov. Information contained on our website is not incorporated by reference in, or otherwise part of, this prospectus or any of our other filings with the SEC.

Offices

Effective August 1, 2017, we leased approximately 9,990 square feet of commercial space in Golden, Colorado  where our administrative offices and hemp laboratory are located. The term of the lease expires on July 31, 2020. Basic rent is $3,302, $3,500 and $3,800 per month for the years ending July 31, 2018, 2019 and 2020, respectively.  We are also responsible for the payment of all utilities for this space.

MANAGEMENT

Our executive officers and directors are listed below. Directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified. Our executive officers are elected by our directors and serve at the board’s discretion.

Name	Age	Positions

Earnest Blackmon	45	CEO, President, principal financial and accounting officer and director
Chad Ruby	42	Chief Operating Officer, Secretary, Treasurer and director
Tony Verzura	39	Vice President, Chief Technical Officer and director
John Walsh	72	Treasurer and Principal Financial Officer
Dr. Brent Reynolds	55	Chief Research Officer

The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years. Neither of these persons is a financial expert as that term is defined by the SEC. All directors will serve until their successors are elected and qualified or until they are removed.

Earnest Blackmon has been a director since April 2014. He was elected President in March 2014 and was elected CEO and principal financial officer in June 2014. Mr. Blackmon has been the President and owner of Blue River Inc., which is engaged in creating and retailing aroma therapy products since February 2015. He has served as the master grower and Chief Technical Officer/Member of RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana from November of 2009 to July 2015. He served as the Chief Operating Officer/Owner of Sweet Lawn and Landscaping in Tampa, Florida from January of 2004 to June of 2008 and from July 2008 until October 2009 he consulted with several collectives in California on their cultivation methods. Mr. Blackmon attended John’s Hopkins University from 1991 to 1992. We believe that his twenty years of experience in the commercial horticulture industry and more specifically in growing marijuana and his six years in the cannabis industry enable him to make valuable contributions to our board of directors.

Chad Ruby has been a director since April 2014. He was elected Chief Operating Officer in March 2014 and was elected Secretary and Treasurer in August 2014. He has been a portfolio manager, real estate broker and appraiser for the last 15 years. He started with Hudson Appraisals, Inc. in 2002 and became a partner and Chief Operating Officer in February of 2005, and he resigned as Chief Operating Officer in June of 2008. Mr. Ruby was employed by NRT REO Experts, LLC, Orlando, Florida, as a portfolio manager from June of 2008 until April 2014. During 2013 and 2014 he was a part-time consultant for RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana. Mr. Ruby graduated from the University of Central Florida in 2010 with a B.S. in Finance. We believe that Mr. Ruby’s thirteen years of real estate and business experience combined with his college degree in finance and his consulting experience with RiverRock LLC qualify him to serve as a member of our board of directors.

Tony Verzura has been a director since April 2014. He was elected Vice President and Chief Technical Officer in March 2014. Mr. Verzura has been the Vice President and owner of Blue River Inc., which is engaged in creating and retailing aroma therapy products since February 2015. He has served as the patient care facilitator and Chief Operating Officer for RiverRock LLC, which is engaged in growing and selling medical and recreational marijuana in Denver, Colorado, from November of 2009 to July 2015. Mr. Verzura attended Florida International University from 1999 to 2003. We believe that Mr. Verzura’s six years of experience as Chief Operating Officer of RiverRock LLC enables him to make valuable contributions to our board of directors.

John Walsh has been our Treasurer and Principal Financial Officer since August 2017. Mr. Walsh is a former partner of the international accounting firm of Touche Ross & CO. (now Deloitte Touche Tohmatsu Limited), and has over 40 years of experience in the accounting and financial services industry, including reporting requirements and GAAP oversight for publicly registered companies. Subsequent to his professional association with Deloitte, he has provided independent consulting services to such companies as AT&T Broadband (now Comcast), the Casualty Insurance Division of CNA Financial, the Construction Division of Lafarge North America, and Crown Media (the Hallmark cable and movie channel). At Crown Media, Mr. Walsh served as its interim Chief Financial Officer for a three-year period. Prior to joining us as a consultant in February 2016, he served as a GAAP consultant (January 2014 to November 2016) to a public company that provided cultivation facility leasing and fulfilment services to licensed holders of retail and medical marijuana outlets in the state of Colorado.

Brent A. Reynolds, Ph.D., has been our Chief Research Officer since July 2017. Dr. Reynolds attended the University of Calgary, where he received his M.Sc. and Ph.D. in 1989 and 1994, respectively. While working on his Ph.D. thesis Reynolds co-discovered the existence of stem cells in the adult mammalian brain, a finding that overcame a century old dogma that the mature brain did not have the capacity to repair itself. After graduating, Reynolds co-founded the first neural stem cell company, NeuroSpheres, Ltd., where he was a director and vice president of research. Here he developed a strong patent portfolio in the neural stem cell field, developing and protecting protocols related to the application of stem cell technology in brain repair. Today, these patents and technology have been licensed to numerous biotechnology companies that are testing the efficacy in over half a dozen clinical trials for diseases such as spinal cord injury, stroke, ALS and pediatric disorders.  After a brief hiatus, where Reynolds studied and practiced Traditional Chinese Medicine, he returned to industry working with StemCell Technologies in Vancouver, Canada. In 2004, Reynolds returned to academic science as a professor at the Queensland Brain Institute at the University of Queensland in Australia where he continued refining the application of neural stem cells for repairing the damaged brain.  In 2008, Reynolds was recruited to the department of Neurosurgery at the University of Florida and has focused his efforts on studying aggressive pediatric and adult brain cancer and developing novel translational approaches to combat this lethal disease. Working with a multidisciplinary group of scientists, the team is taking the unique approach that cancer can be managed as a chronic disease by applying the principles that have been used in ecology to manage wildlife and pest populations. Based on the lessons learned over the past 80 years by ecologists, the team is focused on using multimodal low toxicity therapeutics to enforce a stable tumor population that exists below a threshold that has any harmful effects.  Dr. Reynolds has more than 60 publications, including papers in Science, Cell and Nature, with several manuscripts receiving over 1,000 citations. In addition, he is an inventor on 18 granted US patents.  Dr. Reynolds is currently a professor in the department of neurosurgery at UF; adjunct professor at the University of New South Wales, Sydney, Australia; an honorary professor at the Queensland Brain Institute, Australia; and program director for StepAhead, Australia. NIH, NHMRC and numerous foundations have funded his lab.  Since January 22, 2012 Dr. Reynolds has been the Chief Executive Officer of Prana Therapeutics, Inc., a company we acquired in July 2017.

None of the directors are independent directors as that term is defined in Section 803 of the NYSE MKT Company Guide.

Employment Agreements

We currently do not have any employment agreements with any of our directors or executive officers.

Audit Committee and Audit Committee Financial Expert

We do not currently have an audit committee or a committee performing similar functions. Our board as a whole participates in the review of financial statements and disclosure. We also do not have an audit committee financial expert.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the compensation committee or as a director of another entity one of whose executive officers served on our compensation committee or as one of our directors.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code of ethics may be obtained free of charge by contacting us.

Executive Compensation

The following Summary Compensation Table sets forth for fiscal 2017 and 2016, the compensation awarded to, paid to, or earned by our executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	All other Compensation ($)	Total ($)

Ernie Blackmon	2017	250,000	274,750	--	520,750
CEO, President	2016	--	208,811	--	280,811

Chad Ruby	2017	250,000	1,618,750	--	1,868,750
Chief Operating Officer, Secretary, Treasurer	2016	70,798	194,890	--	265,686

Tony Verzura	2017	250,000	274,570	--	348,750
Vice President, Chief Technical Officer	2016	52,000	280,890	--	260,811

John Walsh	2017	74,000	274,500	--	348,750
Principal Financial and Accounting Officer	2016	--	--	--	--

Brent Reynolds	2017	60,000	12,000	--	72,000
Chief Research Officer	2016	--	--	--	--

The following shows the amounts we expect to pay to our officers during the twelve months ending December 31, 2018, and the amount of time these persons expect to devote to our business.

	Projected	% of time to be
Name	Compensation	devoted to our business

Ernie Blackmon	$250,000	100%
Chad Ruby	$250,000	100%
Tony Verzura	$250,000	100%
John Walsh	$250,000	100%
Brent Reynolds	$120,000	40%

On January 3, 2016, Messrs. Blackmon and Verzura each agreed to forego $70,000 of 2015 salary in lieu of 350,000 stock options each under the Equity Incentive Plan and Mr. Ruby agreed to forego $56,000 of 2015 salary in lieu of 280,000 stock options under the Equity Incentive Plan. The options were granted on January 15, 2016, were fully vested at the time of grant and gave the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term.

Stock Incentive Plans

We have three Stock Incentive Plans.  The terms and conditions of any stock issued and the terms and conditions of any options granted, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the Plans and any agreements with the Plan participants.

On January 23, 2018 we adopted our 2018 Stock Incentive Plan. On February 2, 2018 we granted options to the persons shown below pursuant to this plan.

Name	Shares issuable Upon Exercise of Option	Option Exercise Price	Expiration Date

Earnest Blackmon	1,000,000	$1.08	2/2/2028
Chadwick Ruby	3,250,000	$1.08	2/2/2028
Tony Verzura	750,000	$1.08	2/2/2028
John Walsh	1,000,000	$1.08	2/2/2028

The following lists, as of March 23, 2018 the options and shares granted pursuant to the Stock Incentive Plans.  Each option represents the right to purchase one share of our common stock.

Name of Plan	Total Shares Reserved Under Plan	Shares Reserved for Outstanding Options	Shares Options Exercised	Remaining Issued as Stock Bonus	Options/Shares Under Plan

2014 Stock Incentive Plan	4,000,000	2,680,000	1,000,000	--	320,000
2017 Stock Incentive Plan	6,000,000	3,957,500	--	--	2,042,500
2018 Stock Incentive Plan	12,000,000	6,000,000	--	600,000	5,400,000

Pursuant to the Plans, awards may be in the form of Incentive Stock Options, Non-Qualified Stock Options, or Stock Bonuses.

Incentive Stock Options

All of our employees of the Company are eligible to be granted Incentive Stock Options pursuant to the Plans as may be determined by our Board of Directors which administers the Plans.

Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

In the discretion of the Board of Directors, options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions.  The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable.  However, no option, or any portion thereof may be exercisable until one year following the date of grant.  In no event shall an option granted to an employee then owning more than l0% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.

Non-Qualified Stock Options

Our employees, directors and officers, and consultants or advisors are eligible to be granted Non-Qualified Stock Options pursuant to the Plans as may be determined by our Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions.  The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable.  In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Stock Bonuses

Our employees, directors and officers, and consultants or advisors are eligible to receive a grant of our shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.  The grant of the shares rests entirely with our Board of Directors which administer the Plans. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Outstanding Equity Awards

Outstanding equity awards as of December 31, 2017 are as follows:

Name	Number of securities underlying unexercised options	Option exercise price ($)	Option expiration date

Ernie Blackmon	200,000	$0.70	1/06/2025
Ernie Blackmon	50,000	$0.20	1/09/2026
Ernie Blackmon	100,000	$0.56	5/30/2027
Ernie Blackmon	250,000	$0.875	12/08/2027
	600,000

Chad Ruby	200,000	$0.70	1/06/2025
Chad Ruby	980,000	$0.20	1/09/2026
Chad Ruby	2,600,000	$0.56	5/30/2027
Chad Ruby	250,000	$0.875	12/08/2027
	4,030,000

Tony Verzura	200,000	$0.70	1/06/2025
Tony Verzura	1,050,000	$0.20	1/09/2026
Tony Verzura	100,000	$0.56	5/30/2027
Tony Verzura	250,000	$0.875	12/08/2027
	1,600,000

John Walsh	100,000	$0.56	5/30/2027
John Walsh	250,000	$0.875	12/08/2027
	350,000

John Walsh also holds warrants to purchase 641,000 shares of our common stock. The warrants are exercisable at prices between $0.19 and $1.25 and expire at various dates prior to April 30, 2022.

Securities Authorized for Issuance under Stock Incentive Plans

The following table shows information with respect to each Stock Incentive Plan under which our common stock is authorized for issuance as of December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Incentive Plan	3,680,000	$0.31	320,000
2017 Stock Incentive Plan	3,957,500	$0.65	2,042,500

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

During the fiscal year ended December 31, 2017 we did not compensate our directors for acting as such.

Transactions with Related Parties

On April 6, 2016, we borrowed $25,000 from Ernest Blackmon and $25,000 from Tony Verzura and used the proceeds to repay principal and interest applicable on our $102,000 convertible promissory note dated October 12, 2015, to JSJ Investments Inc. The loans, together with interest at 12% per year, are payable on demand. We may prepay the loans at any time. Our agreements with Mr. Blackman and Mr. Verzura require that the amount we must repay each of them is $28,570.

During the years ended December 31, 2017 and 2016, Mr. Blackmon, Mr. Verzura and Mr. Ruby, paid obligations and expenses on behalf of us with their personal funds. These payments have been recorded in our consolidated balance sheets as a component of Notes payable to and advances from officers and directors.

We have licensed our Prana products to Advesa, Inc. (“Advesa”), which is wholly owned by Tony Verzura, an officer, director and principal shareholder. Advesa has an exclusive right for five years to sell our Prana products in certain cities in California. In consideration for the exclusive license, Advesa is obligated to pay us a royalty on all Prana products sold by Advesa equal to the sale price of the Prana products, minus the cost of goods sold (computed without regard to depreciation, amortization, other non-cash items or allocation of overhead, general and administrative expenses or similar items). In addition, Advesa pays us a management fee of five percent of all Advesa gross revenue, minus the Prana royalty payable to us with respect to the sales of our Prana products.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership of our common stock and Series A preferred shares as of the date of this prospectus, by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock or preferred shares; (ii) each of our executive officers; (iii) each of our directors; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, to our knowledge each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise specified, the address of each of the persons set forth below is in care of UCANN at 301 Commercial Road, Unit D, Golden, CO 80401.

	Number of Shares		Percentage
Name	Owned		of Class

Ernie Blackmon	22,079,493	(1)	35.1%
Chad Ruby	7,863,772	(2)	11.0%
Tony Verzura	15,479,177	(3)	23.2%
John Walsh	2,066,000	(4)	3.1%
Brent Reynolds	2,350,000		3.7%

All executive officers and directors as a group (five persons)	47,723,442		76.1%

(1)

Includes 600,000 shares underlying currently exercisable stock options held by Mr. Blackmon.

(2)

Includes 7,280,000 shares underlying currently exercisable stock options held by Mr. Ruby.

(3)

Includes 2,350,000 shares underlying currently exercisable stock options held by Mr. Verzura.

(4)

Includes 1,991,000 shares underlying currently exercisable stock options and warrants held by Mr. Walsh.

Series A Preferred Stock

	Series A	Percentage
Name	Preferred Shares	of Class

Ernie Blackmon	1,000	50%
Chad Ruby	500	25%
Tony Verzura	500	25%

Each preferred share is entitled to 15,000 votes on all matters submitted to the vote of our shareholders, is entitled to an annual dividend of $0.05 per share when, as, and if declared by our directors, and is convertible at any time, at the option of the holder of the preferred shares, into one share of our common stock.

INVESTMENT AGREEMENT

On January 19, 2018, we entered into an Investment Agreement with Tangiers in order to establish a possible source of funding for our operations.

Under the Investment Agreement Tangiers has agreed to provide us with up to $10,000,000 of funding during the period ending three years from the date of this prospectus.

From time to time during the period ending three years after the date of this prospectus, we may, in our sole discretion, deliver a Put Notice to Tangiers. The Put Notice will specify the number of shares of common stock which we intend to sell to Tangiers on a closing date.

The closing of the purchase by Tangiers of the shares specified in the Put Notice will occur on the date which is no earlier than five and no later than seven Trading Days following the date Tangiers receives the Put Notice. On the closing date we will sell to Tangiers the shares specified in the Put Notice, and Tangiers will pay us an amount equal to the Purchase Price multiplied by the number of shares specified in the Put Notice.

The maximum amount that we will be entitled to sell to Tangiers with respect to any applicable Put Notice will be equal to 100% of the average of the daily trading volume of our common stock for the ten consecutive Trading Days immediately prior to the delivery of the Put Notice, so long as the dollar value of the shares we sell is at least $5,000 and does not exceed $1,000,000 as calculated by multiplying the number of shares specified in the Put Notice by the VWAP. We may not submit a Put Notice until after the closing of the sale of the shares specified in any previous Put Notice or earlier than the eighth Trading Day immediately following the delivery of any Put Notice.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.  However, 9,000,000 shares of common stock is the maximum number of shares which we may sell to Tangiers.

For purposes of the foregoing:

Purchase Price means 85% of the average of the two lowest daily volume weighted average prices of the Company’s common stock during the five consecutive Trading Days including and immediately following the delivery of a Put Notice provided, however, an additional 10% will be added to the discount of each Put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each Put if we are under a Depository Trust Company “chill” status on the date Tangiers receives the Put Notice.

Trading Day means any day on which the Principal Market for our common stock is open for trading.

Principal Market means the NYSE MKT, the Nasdaq Capital Market, the OTC Bulletin Board or the OTC Markets Group, whichever is the principal market on which our common stock is traded.

VWAP means a price determined by the daily volume weighted average price of our common stock on the Principal Market as reported by (i) Bloomberg Financial L.P. or (ii) Stock Charts/Quote Media for the ten consecutive Trading Days immediately prior to the date of the delivery of a Put Notice.

Using the formula contained in the Investment Agreement, if we had delivered a Put Notice on April 19, 2018 specifying that we wanted to sell 200,000 shares of our common stock, we would have received $181,130 from the sale of these shares.

The number of shares to be sold by Tangiers in this offering will vary from time-to-time and will depend upon the number of shares purchased from us pursuant to the terms of the Investment Agreement.

We are under no obligation to sell any shares under the equity line of credit and we may terminate the Investment Agreement upon 15 days’ notice to Tangiers.

We will not receive any proceeds from the sale of the shares by Tangiers. Tangiers may resell the shares it acquires by means of this prospectus from time to time in the public market. We are paying the costs of registering the shares offered by Tangiers. Tangiers will pay all other costs of the sale of the shares which it may purchase from us. During the past three years neither Tangiers nor its controlling persons had any relationship with us, or our officers or directors.

The shares of common stock owned, or which may be acquired by Tangiers, may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

•

a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•

face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by Tangiers may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Tangiers in amounts to be negotiated.

Tangiers is an “underwriter” and any broker/dealers who act in connection with the sale of the shares by means of this prospectus may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We haves agreed to indemnify Tangiers against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised Tangiers that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised Tangiers that, in the event of a “distribution” of its shares, Tangiers, any “affiliated purchasers”, and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A “distribution” is defined in Regulation M as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised Tangiers that Regulation M prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We granted registration rights to Tangiers to enable it to sell the common stock it may acquire under the Investment Agreement. Notwithstanding these registration rights, we have no obligation:

•

to assist or cooperate with Tangiers in the offering or disposition of their shares; or

•

to obtain a commitment from an underwriter relative to the sale of any the shares.

Tangiers is entitled to customary indemnification from us for any losses or liabilities it suffers based upon material misstatements or omissions from the registration statement or this prospectus, except as they relate to information Tangiers supplied to us for inclusion in the registration statement and prospectus.

We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Tangiers holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We have agreed to bear the expenses of registering the shares, but not the expenses associated with selling the shares, such as broker discounts and commissions.

As the date of this prospectus Tangiers did not own any shares of our common stock. During the course of this offering Tangiers may acquire up to 9,000,000 shares of our common stock. As of April 30, 2018 Tangiers did not own any shares of our common stock.  It is not known how many shares of our common stock Tangiers will own after this offering.  Justin Ederle is the controlling person of Tangiers.

Tangiers’ obligations under the equity line are not transferable.

In December 2016 we entered into a separate equity line credit agreement with Tangiers. The agreement, which provides us with funding of up to $10,000,000, operates essentially the same as the equity line agreement described above. As of April 30, 2018, we had received approximately $4,600,000 from the sale of 5,000,000 shares of our common stock to Tangiers.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Warrants and Options

Information concerning our outstanding warrants and options is shown below:

	Shares Issuable
	Upon Exercise
	of Warrant	Exercise
Holder	or Option	Price	Expiration Date

Officers and Directors	(1)	(1)	(1)
Slainte Ventures	783,112	$0.18	11/30/21

(1)

See “Management – Outstanding Equity Awards” for information concerning options held by our officers and directors.

Transfer Agent

Direct Transfer, LLC

500 Perimeter Park Dr., Suite D

Morrisville, NC  27560

(919) 744-2722

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

UNITED CANNABIS CORPORATION

Audited Financial Statements

Years Ended December 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of United Cannabis Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Cannabis Corporation and its subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Going concern uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company incurred recurring losses from operations, has net current liabilities and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2016.

Lakewood, Colorado

March 28, 2018

UNITED CANNABIS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$825,645	$112,621
Inventory	43,200	—
Other current assets	23,028	—
Accounts receivable, net	—	24,484
Due from related parties	—	26,775
Total current assets	891,873	163,880

Construction in process – extraction facilities	832,697	—
Cultivation facility and laboratory equipment and office furniture and fixtures, net of accumulated amortization and depreciation of $39,385 and $0.0 at December 31, 2017 and December 31, 2016, respectively	199,821	—
Granted patents, net of accumulated amortization of $2,679 and $0.0 for December 31, 2017 and 2016, respectively	139,638	—
Intangible assets	170,519	32,273
Equity method investments	—	88,000
Goodwill	4,838,603	—
Total assets	$7,073,151	$284,153

LIABILITIES & STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$371,711	$25,048
Accrued expenses	10,184	55,264
Installment loan payable	46,667	—
Current portion of deferred revenue	180,000	180,000
Accrued wages payable to officers, directors and employees	310,401	113,703
Notes payable to and advances from officers and directors	261,348	57,500
Convertible notes payable, net of a $34,543 debt discount	—	125,547
Total current liabilities	1,180,311	557,062
Long term liabilities:
Deferred revenue, net of current portion	23,750	203,750
Total liabilities	1,204,061	760,812
COMMITMENTS AND CONTINGENCIES – Note 19
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, 10,000,000 shares authorized; 2,000 Series A shares and none outstanding at December 31, 2017 and December 31, 2016, respectively	2,200	—
Common stock, 100,000,000 shares authorized; 62,862,066 and 50,650,994 outstanding at December 31, 2017 and December 31, 2016, respectively	21,186,888	8,885,674
Accumulated deficit	(15,269,845)	(9,362,333)
Total equity (deficit) attributable to stockholders of the Company	5,919,243	(476,659)
Non-controlling interest (deficit)	(50,153)	—
Total stockholders’ equity (deficit)	5,869,090	(476,659)
Total liabilities and stockholders' equity	$7,073,151	$284,153

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2017	2016
Revenues:
Revenues, non-affiliates	$180,000	$695,095
Revenues, affiliate	182,323	20,000
Total revenues	362,323	715,095
Cost of revenues:
Cost of revenues, non-affiliate	—	335,571
Cost of revenues, affiliate	134,795	7,500
Total cost of revenues	134,795	343,071
Gross profit	227,528	372,024
Operating expenses:
Marketing, advertising and new business development	142,094	68,007
Research and development	293,968	23,124
Legal, accounting, consulting and public reporting	878,257	643,913
General and administrative	4,101,367	404,002
Total operating expenses	5,415,686	1,139,046
Loss from operations	(5,188,158)	(767,022)
Other income (expense):
Other income and expenses	—	184,875
Loss on derivative liabilities	—	(1,894,258)
Interest expense	(61,534)	(418,437)
Amortization of debt discount	—	(267,258)
Loss on extinguishment of debt and repurchase of warrants	(248,892)	(691,904)
Loss on settlement of dispute	(122,139)	—
Loss on issuance of common stock	(582,881)	—
Loss before taxes on income	(6,203,604)	(3,854,004)
Provision for taxes on income	—	—
Net Loss	(6,203,604)	(3,854,004)
Loss attributable to non-controlling interests	296,092	—
Net Loss attributable to common shareholders	$(5,907,512)	$(3,854,004)

Basic and diluted net loss per share:	$(0.11)	$(0.08)

Basic and diluted weighted-average common shares outstanding:	54,261,197	46,722,407

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

						Non-
	Preferred Stock		Common Stock		Accumulated	Controlling
	Shares	Amount	Shares	Amount	Deficit	Interests	Total
December 31, 2015	—	$—	44,988,501	$3,039,448	$(5,508,329)	$—	$(2,468,881)
Options issued to officers and directors for accrued wages	—	—	—	612,512	—	—	612,512
Warrants issued for services	—	—	—	319,419	—	—	319,419
Shares issued for compensation	—	—	565,576	271,097	—	—	271,097
Shares issued for payables and accrued expenses	—	—	509,549	223,484	—	—	223,484
Conversion of note to Tangiers	—	—	284,3698	473,966	—	—	473,966
Conversion of notes payable	—	—	1,638,731	3,845,748	—	—	3,845,748
Share buy-back with exercise of put option	—	—	104,939	100,000	—	—	100,000
Net Loss	—	—	—	—	(3,854,004)	—	(3,854,004)
December 31, 2016	—	—	50,650,994	8,885,674	(9,362,333)	—	(476,659)
Issuance of preferred stock	2,000	2,200	—	—	—	—	2,200
Consolidation of Cannabinoid Research & Development Limited as a 50% variable interest entity	—	—	—	—	—	(18,872)	(18,872)
Shares issued for payables and accrued expenses	—	—	66,000	93,002	—	—	93,002
Conversion of note	—	—	379,100	381,576	—	—	381,576
Shares issued for advisory board services	—	—	111,173	113,336	—	—	113,336
Shares issued for professional and consulting services	—	—	239,700	249,833	—	—	249,833
Options and warrants issued to officers and directors	—	—	—	2,660,159	—	—	2,660,159
Shares issued as compensation	—	—	163,534	170,233	—	—	170,233
Shares issued in settlement of disputes	—	—	100,000	102,139	—	—	102,139
Sale of common stock	—	—	271,136	208,982	—	—	208,982
Shares issued upon draws under our equity line of credit	—	—	3,714,238	3,228,954	—	—	3,228,954
Shares issued to acquire Prana Therapeutics, Inc.	—	—	5,730,000	4,870,500	—	264,811	5,135,311
Exercise of options and warrants	—	—	1,436,191	222,500	—	—	222,500
Net Loss	—	—	—	—	(5,907,512)	—	(5,907,512)
Non-Controlling Interests – Cannabinoid Research & Development Limited.	—	—	—	—	—	(291,918)	(291,918)
Non-Controlling Interest – Prana Therapeutics, Inc.	—	—	—	—	—	(4,174)	(4,174)
December 31, 2017	2,000	$2,200	62,862,066	$21,186,888	$(15,269,845)	$(50,153)	$5,869,090

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(6,203,604)	$(3,854,004)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase (decrease) in provision for losses on accounts receivable	—	(4,619)
Amortization of debt discount	30,453	267,258
Depreciation and amortization	40,161	—
Amortization of deferred financing costs	—	32,400
Loan origination discount	—	15,500
Share-based compensation, net	3,286,565	622,450
Discount on issuance of shares of common stock	582,881	—
Loss on settlement of dispute	122,139	—
Loss on revaluation of derivative liabilities	—	1,894,258
Loss on extinguishment of debt and repurchase of warrants	248,892	691,904
Loss on non-marketable equity securities	—	15,125
Abandonment of consulting project and resultant recognition of deferred revenue	—	(200,000)
Changes in operating assets and liabilities:
Accounts receivable	24,484	33,570
Other current assets	(23,028)	—
Due from related party	26,775)	(18,491)
Inventory	(43,200)	—
Prepaid expenses	—	56,341
Accounts payable and accrued expenses	(81,876)	239,935
Deferred revenue	(180,000)	(180,000)
Accrued wages payable to officers and directors	213,698	42,695
Notes payable to and advances from officers and directors	77,384	71,008
Net cash used in operating activities	(1,878,276)	(274,670)

Investing activities:
Cash acquired upon acquisition of subsidiary	363,134	—
Improvements to cultivation and extraction facilities and purchase of equipment	(621,731)	—
Purchase of intangible assets	(197,164)	—
Return of deposit	(32,500)	—
Cash portion of settlement of dispute	(20,000)	—
Net cash provided by (used in) investing activities	(508,261)	—

Financing activities:
Proceeds from issuance of common stock – equity financing line	2,682,750	—
Proceeds from notes payable to and advances from officers and directors	254,942	50,000
Net proceeds from issuance of convertible debt and warrants	—	316,478
Repayment of convertible debt and notes payable	(31,000)	(242,607)
Proceeds from issuance of common shares and exercise of warrants	192,869	145,000
Net cash provided by (used in) financing activities	3,099,561	268,871

Net increase (decrease) in cash	713,024	(5,799)
Cash, beginning of period	112,621	118,420
Cash, end of period	$825,645	$112,621

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
Supplemental schedule of cash flow information:
Cash paid for interest	$—	$8,165
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Common shares issued in the acquisition of Prana Therapeutics, Inc.	$4,870,500	$—
Issuance of stock options in exchange for accrued wages payable to officers and directors	$—	$612,512
Common stock issued upon exercise of cashless warrants	$350,000	$700,000
Reduction of convertible notes payable due to the conversion by Tangiers Investment Group	$—	$220,000
Issuance of common stock upon conversion of debt and loss on extinguishment of debt	$381,576	$473,965
Reduction of three convertible notes payable due to the conversion by Slainte Ventures	$—	$206,978
Issuance of common stock upon conversion of Slainte Ventures note payable	$—	$218,038
Reduction of note payable due to the conversion by Slainte Ventures	$—	$600,000
Issuance of common stock upon conversion of Slainte Ventures note payable	$—	$3,845,748
Reduction of notes payable in exchange for 1,100,000 shares of common stock of WeedMD	$—	$175,000
Acquisition of equipment from related party	$99,200	$—
Warrants cancelled	$—	$(3,000,000)

The accompanying notes are an integral part of these consolidated financial statements.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 –BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

United Cannabis Corporation ("we", "our", "us", "UCANN", or “the Company”) a Colorado corporation, was originally formed as a California corporation under the name MySkin, Inc. on November 15, 2007. MySkin was engaged in the business of providing management services to a medical spa in Los Angeles, California which provided various advanced skin care services until March 31, 2014, when this business was sold to the prior President of the Company.

In early 2014 we decided to exit the medical spa management business and change our focus to providing products, services and intellectual property to the cannabis industry.

On March 26, 2014, we entered into a License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby pursuant to which Messrs. Blackmon, Verzura and Ruby licensed certain intellectual property to us in exchange for a total of 38,690,000 shares of our common stock.

In connection with this transaction:

•

Messrs. Blackmon, Verzura and Ruby licensed to us all of their knowledge and know-how relating to the design and buildout of cultivation facilities, growing/cultivation systems, seed-to-sale protocols and procedures, products, a genetic catalogue including over 150 different strains, an advanced (non-psychoactive) cannabinoid therapy program called "A.C.T. Now", security, regulatory compliance, and other methods and processes which relate to the cannabis industry.

•	The territory for this license is the entire world and the license runs in perpetuity. There are no royalty payments under the License Agreement.

•	Messrs. Blackmon, Verzura and Ruby were appointed to our board of directors effective April 7, 2014.

•	Mr. Blackmon was elected as our President, Mr. Ruby was elected as Chief Operating Officer and Mr. Verzura was elected as Vice President.

•	A total of 41,690,000 previously outstanding shares of common stock were cancelled resulting in a total of 43,620,000 shares of common stock outstanding on March 26, 2014.

UCANN was formed as a Colorado corporation on March 25, 2014, and on May 2, 2014, MySkin, Inc. merged into UCANN, a wholly-owned subsidiary of MySkin, Inc., for the purpose of changing domicile from California to Colorado and changing the corporation's name to United Cannabis Corporation.

On March 31, 2014, we sold all right, title and interest in the tangible and intangible assets, trademarks, customer lists, intellectual property and rights, which we owned and were related to our advanced skin care business since we entered into a new business and no longer had any use for these assets. The assets were sold to MySkin Services, Inc. (“MTA”), a business partly owned by Marichelle Stoppenhagen, our former officer and director, in exchange for the $15,000 payable which we owed to Ms. Stoppenhagen and/or MTA.  In addition, MTA assumed all costs associated with these assets starting on March 31, 2014.

On July 14, 2017, we completed the acquisition of Prana Therapeutics, Inc. (“Prana”) in a one-for-one exchange of 5,730,000 shares of common stock of the Company for 5,730,000 of common stock of Prana. The purchase price had a fair market value of $5,070,500, based upon the closing price of $0.85 per share on the OTC QB exchange on July 14, 2017, including the cost to purchase 400,000 shares of Prana common stock for $200,000. Prana is a polymolecular botanical drug development company focused on developing targeted therapeutics for prevention of the negative side effects of chemotherapy, management of rheumatoid arthritis and treatment of brain cancer. Management elected to purchase Prana, because of the successful indication of the effectiveness of their Epidiferphane™ chemical formulation in the treatment of (i) the negative side effects of chemotherapy, (ii) inflammation and pain associated with arthritis and back-centric pain, (iii) sleep disorder, and (iv) the potential shrinkage of brain tumors.

Government Regulation - Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017, 29 states and the District of Columbia allow their citizens to use medical marijuana, and voters in the states of California, Colorado, Washington, Nevada, Oregon, Alaska, Maine, Massachusetts, Vermont and the District of Columbia have approved ballot measures to legalize cannabis for adult recreational use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The former Obama administration had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical and recreational marijuana under what colloquially became known as the “Cole memo”.  However, on January 4, 2018, Attorney General Jeffery Sessions rescinded the “Cole memo,” and issued a new memo in its place that reaffirms the Department of Justice’s stance of potentially prosecuting violators of federal marijuana laws.  If current administration elects to vigorously enforce federal laws, such enforcement may cause significant financial damage to us.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries UCANN California Corporation, UC Colorado Corporation and UC Oregon Corporation, the ninety-five percent (95%) owned subsidiary Prana Therapeutics, Inc. (“Prana”), and the fifty percent (50%) owned subsidiary Cannabinoid Research & Development Company Limited (“CRD”). All intercompany accounts and transactions have been eliminated. Our consolidated financial statements are stated in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). At March 31, 2017, we concluded that we had established a variable interest entity relationship with CRD, because we are the primary beneficiary, in accordance with GAAP. As a result, we elected to consolidate the assets and liabilities of CRD in our consolidated balance sheet at March 31, 2017. Prana was purchased on July 14, 2017, and their assets and liabilities are included in the consolidated balance sheets at December 31, 2017, and their results of operations are included in the consolidated financial statements for the period of June 30, 2017, which is the nearest quarter end to the purchase date, through December 31, 2017.

Use of Estimates - The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements and the reported amounts of revenues and expenses during the periods presented.

We make our estimate of the ultimate outcome for these items based on historical trends and other information available when our consolidated financial statements are prepared. We recognize changes in estimates in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. We believe that our significant estimates, assumptions and judgments are reasonable, based upon information available at the time they were made. Our actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Fair Value of Financial Instruments - Our financial instruments consist principally of cash and cash equivalents, accounts receivable, non-marketable equity securities, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2016, approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the years ended December 31, 2017 and 2016.

Cash and Cash Equivalents - We consider investments with original maturities of 90 days or less to be cash equivalents. Because of current banking regulations, marijuana centric entities are not afforded normal banking privileges, and thus, we have not able to consistently have access to the federal banking system. Thus, at the beginning of 2016, the Company entered into an agreement with our Chief Executive Officer to hold cash funds in his personal bank account, on an as-need basis, in trust for the Company. Under the terms of our trust agreement with our Chief Executive Officer, he agreed to hold our cash in his personal bank account, and to make payments of our funds only for our business purposes, and to allow daily access to the bank account for ongoing oversight of his fiduciary responsibility to the Company. Additionally, the trust agreement requires that the Chief Executive Officer make copies available to our accounting staff of all transactions applicable to our operations, on a weekly, or as requested basis.  At December 31, 2017 and 2016 there is cash deposits in the personal bank accounts of the Chief Executive Officer held in trust for us in the amount of $0.0 and $4,158, respectively.

Accounts Receivable – Our accounts receivable consists primarily of trade accounts arising in the normal course of business. No interest is charged on past due accounts. Accounts for which no payments have been received after 30 days are considered delinquent and customary collection efforts are initiated. Accounts receivable are carried at original invoice amount less a reserve made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. We determine our allowance for doubtful accounts by regularly evaluating individual customer receivables and considering the customer’s financial condition and credit history, and current economic conditions.

Our allowance for doubtful accounts was $0.00 and $30,000 as of December 31, 2017 and 2016, respectively. We recorded bad debt expense, included in general and administrative expenses, of $0.00 and $82,831 during the years ended December 31, 2017 and 2016, respectively.

Prepaid Expenses - Prepaid expenses are primarily comprised of advance payments made to third parties for independent contractors’ services or other general expenses. Prepaid services and general expenses are amortized over the applicable periods which approximate the life of the contract or service period.

Inventory – Inventory is stated at the lower of cost or net realizable value. Cost is determined based upon the cost to acquire the raw materials, plus internal labor and other costs incurred to produce finished goods inventory. The cost of inventory is principally determined using the last-in first-out method. We periodically review the value of our inventory and provide a write-down of inventory based on our assessment of the market conditions. Write-downs are charged to cost of goods sold in the applicable reporting period; there have been no such write-downs during the years ended December 31, 2017 and 2016.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment – Our property and equipment, which is classified for reporting purposes in our consolidated balance sheets as construction in process – extraction facilities and cultivation facility and laboratory equipment, is recorded at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years, and amortization is computed using the straight-line method over the life of the applicable lease. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from our accounts and any resulting gain or loss is reflected in our consolidated statements of operations.

	December 31,
	2017	2018
Conduction in process - extraction facilities
Weldona, Colorado extraction facility:
Equipment	$647,947	$—
Leasehold improvements	—	—
Jamaica cultivation and extraction facility:
Leasehold improvements - laboratory	75,000	—
Leasehold improvements - cultivation	109,750	—
	$832,697	$—
Cultivation facility and laboratory equipment and Office furniture and fixtures
Golden, Colorado hemp laboratory - equipment	$34,651	—
Golden, Colorado administrative offices:
Furniture and fixtures	21,668	—
Leasehold improvements	2,000	—
Transportation equipment	81,667	—
Remote laboratory equipment	99,220	—
	239,206	—
Accumulated amortization and depreciation	(39,385)	—
	$199,821	$—

Granted Patents – Our patent was granted by the United States Patent and Trademark Office on August 15, 2017. The patent covers the extraction of pharmaceutically active components from cannabis plant materials, for incorporation into medicines. The cost of the patents is being amortized on the straight-line method over a 15-year period.

Intangible Assets – Our intangible assets, consisting of applications for trademarks, design mark and provisional patents, are recorded at cost, and once approved, will be amortized using the straight-line method over an estimated useful life of 10 to 15 years.

Long-Lived Assets Impairment Assessment – Our intangible assets and other long-lived assets are subject to an impairment test if there is an indicator of impairment. The carrying value and ultimate realization of these assets is dependent upon our estimates of future earnings and benefits that we expect to generate from their use. If our expectations of future results and cash flows are significantly diminished, intangible assets and other long-lived assets may be impaired and the resulting charge to operations may be material. When we determine that the carrying value of intangibles or other long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, we use the projected undiscounted cash flow method to determine whether an impairment exists, and then measure the impairment using discounted cash flows.

We have not recorded any impairment charges related to long-lived assets as of December 31, 2017 or December 31, 2016.

Equity Method Investments – Our investments in entities representing ownership of at least 20% but not more than 50%, where we exercise significant influence, are accounted for under the equity method of accounting, and are included in our financial statements as a component of the consolidated financials. All intercompany accounts are eliminated upon consolidation, and we recognize the minority interests’ share in the income and losses of the less than 100% percent owned subsidiary in the period incurred.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill – Our goodwill, which consists of our interest in a ninety-five percent owned subsidiary, Prana Therapeutics, Inc. (“Prana”) and a fifty percent owned subsidiary, Cannabinoid Research & Development Company Limited (“CRD”), is not amortized, but is evaluated for impairment annually, or when indicators of a potential impairment are present. The annual evaluation for impairment of goodwill is based on valuation models that incorporate assumptions and internal projections of expected future cash ﬂows and operating plans. We believe such assumptions are also comparable to those that would be used by other marketplace participants. Our total goodwill of $4,838,602 consists of $4,731,729 for Prana and $106,873 for CRD at December 31, 2017. See Note 7 – Purchase of Prana Therapeutics, Inc.

Purchase Price Allocation – The acquisition method of accounting is based on ASC Subtopic 805-10, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures”. The price for the purchase of Prana Therapeutics, Inc., was allocated to the net tangible and intangible assets based upon their fair values as of the acquisition date, July 14, 2017. The allocation of the purchase price of $5,070,500 was based upon a valuation and the estimates and assumptions are subject to change within the measurement period. The excess of the purchase price over the fair values of the net tangible assets and intangible assets was recorded as goodwill in the amount of $4,731,729 and is generally driven by our expectations of our ability to commercialize the several drugs invented by Prana Therapeutics, Inc. See Note 7 – Purchase of Prana Therapeutics, Inc.

Deferred Revenue - We defer revenue for which product or service has not yet been delivered or is subject to refund until such time that we and our customer jointly determine that the product or service has been delivered or no refund will be required.

Revenue Recognition - We recognize revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Revenue for services with a payment in the form of stock, warrants or other financial assets is recognized when the services are performed. The value of revenue paid for with warrants is measured using the Black-Scholes-Merton pricing model. Revenue from product sales, including delivery fees, is recognized when an order has been obtained, the price is fixed and determinable, the product is shipped, title has transferred, and collectability is reasonably assured.

Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, are included as a component of revenues. Typically, an equivalent amount of reimbursable expenses is included in cost of revenues. Reimbursable expenses related to time and materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectability is reasonably assured. Taxes collected from customers and remitted to governmental authorities are presented in our consolidated statement of operations on a net basis.

Revenue Recognition – Affiliate – We have licensed our Prana products to Advesa, Inc. (“Advesa”), which is 100% owned by one of our major shareholders. Advesa has an exclusive right for five (5) consecutive one (1) year periods to sell our Prana products in certain cities in the state of California. In consideration for the exclusive license granted to Advesa under the agreement, Advesa is obligated to pay us a royalty on all Prana products sold by Advesa equal to the sale price of the Prana products, minus the cost of goods sold (computed without regard to depreciation, amortization, other non-cash items or allocation of overhead, general and administrative expenses or similar items) (the “Prana Royalty”). In addition, Advesa pays us a management fee of five percent (5%) of all Advesa gross revenue minus the Prana Royalty. We recognize revenue on all Prana sales consistent with the criteria described above for all sales in accordance with ASC 605, Revenue Recognition.

Cost of Revenues – Our policy is to recognize cost of revenues in the same manner as, and in conjunction with, revenue recognition. Our cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the production, packaging and labeling of our Prana medicinals products and personnel-related costs, fees for third-party services, travel and other consulting costs related to our advisory services.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Expenses - Research and development (“R&D”) costs are charged to expense as incurred. Our R&D expenses include, but are not limited to, consulting service fees and materials and supplies used in the development of our proprietary products and services.

General and Administrative Expenses - General and administrative expenses consist primarily of personnel-related costs, fees for professional and consulting services, travel costs, rent, bad debt expense, general corporate costs, and other costs of administration such as human resources, finance and administrative roles.

Stock-Based Compensation – We periodically issue shares of our common stock to non-employees in non-capital raising transactions for fees and services. We account for stock issued to non-employees in accordance with ASC 505, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

We account for stock option grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. We estimate the fair value of all stock option awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rates and expected dividends. We also estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from our estimates.

Income Taxes - Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized, or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that we do not consider it more likely than not that a future tax asset will be recovered, we will provide a valuation allowance against the excess.

We follow the provisions of ASC 740, Income Taxes. As a result of the ASC 740, we make a comprehensive review of our portfolio of tax positions in accordance with recognition standards established by ASC 740. As a result of the implementation of ASC 740, we recognized no material adjustments to liabilities or stockholders’ deficit.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in our consolidated financial statements in the period during which, based on all available evidence, we believe it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, are classified as interest expense and penalties and are included in selling, general and administrative expenses in our consolidated statements of operations.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act was enacted. U.S. tax reform introduced many changes, including lowering the U.S. corporate tax rate to 21 percent, changes in incentives, provisions to prevent U.S. base erosion and significant changes in the taxation of international income, including provisions which allow for the repatriation of foreign earnings without U.S. tax. The enactment of U.S. tax reform had no impact on our income taxes for the year ended year-ended December 31, 2017.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments and Contingencies - Certain conditions may exist as of the date our consolidated financial statements are issued, which may result in a loss but which will only be resolved when one or more future events occur or fail to occur.  We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we evaluate the perceived merits of the legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements.  If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Net Loss Per Share - We compute net loss per share in accordance with ASC 260, Earnings per Share. Under the provisions of ASC 260, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive securities that are not anti-dilutive.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	Years Ended December 31,
	2017	2016
Warrants to purchase common stock	674,336	666,667
Cashless warrants exercisable and not converted to common stock	534,689	844,689
Stock options	6,637,500	3,680,000
Total potentially dilutive securities	7,846,525	5,191,356

Other Comprehensive Income (Loss) – We report as other comprehensive income (loss) those revenues, gains and losses not included in the determination of net income.  During the years ended December 31, 2017 and 2016, we did not have any gains and losses resulting from activities or transactions that resulted in other comprehensive income or loss.

Segment Reporting – Our Company operates as one segment.

Concentration of Credit Risk - Financial instruments that potentially subject us to credit risk consist of cash. We maintain our cash with high credit quality financial institutions; at times, such balances with any one financial institution may not be insured by the FDIC.

The following tables show significant concentrations in our revenues and accounts receivable for the periods indicated:

Percentage of Revenue:

	Years Ended December 31,
	2017	2016
Customer A	98%	95%
Customer B	2%	3%
Customer C	—%	2%

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Percentage of Accounts Receivable:

	Years Ended December 31,
	2017	2016
Customer D	—%	75%
Customer E	—%	25%
Customer F	—%	—%

Recently Issued Accounting Pronouncements – From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our condensed consolidated financial statements upon adoption.

In May 2014 the FASB issued guidance on revenue from contracts with customers, which implements a five-step process of how an entity should recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective at the beginning of fiscal year 2018, and early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We implemented this accounting treatment beginning January 1, 2018.

In February 2016, the FASB issued guidance on leases which requires entities to recognize right-of-use assets and lease liabilities on the balance sheet for the rights and obligations created by all leases, including operating leases, with terms of more than 12 months. The new guidance also requires additional disclosures on the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative information. The new guidance will be effective for us at the beginning of fiscal year 2019. Early adoption is permitted. We are in the process of evaluating the impact the adoption of this guidance will have on our consolidated financial statements and related disclosures.

NOTE 3 – GOING CONCERN

Our consolidated financial statements have been prepared on a going concern basis which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. During the year ended December 31, 2017, we incurred losses of $5,907,512 and used cash of $1,878,276 in our operating activities. As at December 31, 2017, we had a working capital deficit of $288,439 and an accumulated deficit of $15,269,845. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no assurance that these events will be satisfactorily completed.

NOTE 4 – RECEIVABLE FROM RELATED PARTY

On April 20, 2015, we advanced Cannabinoid Research & Development, Limited (“CRD”) $5,000 and included this amount in due from related parties. At March 31, 2017, we concluded that we had established a variable interest entity relationship with CRD, because we are the primary beneficiary, in accordance with GAAP. As a result, we elected to consolidate the assets and liabilities of CRD in our consolidated balance sheet at March 31, 2017. Thus, at September 30, 2017, the $5,000 advance to CRD is eliminated upon the consolidation of the assets and liabilities of CRD for financial statement reporting purposes.

In the normal course of business, we make non-interest-bearing advances to Advesa, Inc. (“Advesa’), which is 100% owned by one of our officers and directors. Such advances are used by Advesa to purchase equipment and to cover the cost of their operations. Additionally, during the year ended December 31, 2017, we purchased certain laboratory equipment from Advesa at an amount equal to their cost of the equipment.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts due from related parties consist of:

	December 31,
	2017	2016
Advesa, Inc.	$—	$21,775
Cannabinoid Research & Development, Limited	—	5,000
	$—	$26,775

NOTE 5 – OPERATING LEASES

Administrative Offices and Hemp Laboratory – Golden, Colorado

Effective August 1, 2017, we entered into a triple net lease of approximately 9,882 square feet of commercial space in Golden, Colorado in which our administrative offices and hemp laboratory are located. The term of the lease expires on July 31, 2020 and has no option for renewal. Basic rent is $3,302, $3,500 and $3,800 per month through, July 31, 2018, 2019 and 2020, respectively, plus we are responsible for all utilities. It is our intent presently, to renew the lease annual throughout the term of the lease.

Extraction and Cultivation Facility – Golden Colorado

Effective October 1, 2017, we entered into a triple net lease of approximately 40,000 square feet of industrial space located on five (5) acres of land in Weldona, Colorado that we us as our hemp extraction facility and hemp cultivation center. The term of the lease expires on September 31, 2018, with an annual option to renew the lease on an annual basis, that expires on September 30, 2022. The rent is $7,500 per month throughout the term of the lease, plus we are responsible for all utilities.

Extraction and Cultivation Facility - Jamaica

Our fifty percent (50%) owned subsidiary Cannabinoid Research & Development Company Limited (“CRD”) leases approximately 28 acres of land upon which their cultivation and extraction facility is located near Kingston, Jamaica. The land is leased for $1 per year from the father of one of the directors and members of CRD.

Future minimum payments for these leases are:

For the twelve Months Ending December 31,
2018	2019	2020	2021	2022
$130,613	$133,499	$116,597	$90,000	$67,500

NOTE 6 - INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined based upon the cost to acquire the raw materials, plus internal labor and other costs incurred to produce finished goods inventory. The cost of inventory is principally determined using the last-in first-out method. We periodically review the value of our inventory and provide a write-down of inventory based on our assessment of the market conditions. Any write-down is charged to cost of goods sold. At December 31, 2017, and 2016, our inventory was, as follows:

	December 31,
	2017	2016
Raw materials	$15,000	$—
Work-in-process	—	—
Finished goods	28,200	—
	$43,200	$—

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – PURCHASE OF PRANA THERAPUETICS, INC.

On June 8, 2017, we entered into an agreement to purchase 400,000 shares of Prana Therapeutics, Inc. (“Prana”), in a private offering of their common shares, for a total consideration of $200,000 (“Subscription Agreement’). In accordance with the terms of the Subscription Agreement, we paid Prana $50,000, upon execution of the Subscription Agreement, and committed to remit $50,000 to Prana on September 30, 2017, December 31, 2017 and March 31, 2018, respectively. Subsequently, on July 14, 2017, we completed the acquisition of Prana in a one-for-one exchange of 5,730,000 shares of our common stock for 5,730,000 shares of common stock of Prana. The purchase price had a fair market value of $5,070,500, based upon the closing price of $0.85 per share of our common stock on the OTC QB exchange on July 14, 2017, including the cost to purchase 400,000 shares of Prana for $200,000.

The purchase price for Prana was allocated to the net tangible and intangible assets based upon their fair values as of the acquisition date. The excess of the purchase price over the fair values of the net tangible assets and intangible assets was recorded as goodwill and is generally driven by management’s expectations and ability to realize synergies and achieve strategic growth.

Upon completion of an acquisition audit subsequent to the acquisition of Prana, it was determined that the net assets acquired as of July 14, 2017 were approximately $71,873 more than was reported in the Form 10-Q for the three and nine months ended September 30, 2017. As a result, the allocation of the purchase price, net assets and patent amounts has been restated as of December 31, 2017 compared to September 30, 2017, as follows:

	December 31, 2017	Reallocation of Purchase Price	September 30, 2017
Patents	$52,596	$—	$52,596
Net assets	522,761	71,873	450,888
Goodwill	4,495,143	(71,873)	4,567,016
Total	$5,070,500	$—	$5,070,500

NOTE 8 – GRANTED PATENT

On August 15, 2017, the United States Patent and Trademark Office issued to the Company US Patent #9730911 (the “Patent”) granting exclusive rights to its proprietary formulations based on compounds extracted from cannabis plant materials; more specifically the composition of matter pertaining to the use of phytocannabinoids, cannabinoids, and specific terpene profiles in liquid form. This composition of matter Patent provides protection for our proprietary formulations. The Patent protects the use of suspending both phytocannabinoids and cannabinoids with specific combinations of cannabis derived terpenes in liquid forms with an array of delivery methods including capsule, sublingual, topical, oral, suppository, and vaporization. Cannabinoids referenced in the application include ratios of tetrahydrocannabinolic acid (THCa), cannabidiolic acid (CBDa), tetrahydrocannabinol (THC), cannabinol (CBN), cannabidiol (CBD), cannabichromenic acid (CBCa), and cannabichromene (CBC). At August 15, 2017, we classified the costs associated with research, legal fees, application costs incurred in the process of being granted the Patent on our consolidated balance sheet in the amount of $142,317, and we began amortizing such cost of the Patent on a straight-line basis over a 15-year period. Amortization expense of the Patent is $2,679 and $0.00 for the year ended December 31, 2017 and 2016, respectively, and accumulated amortization is $2,679 and $0.00 at December 31, 2017 and 2016, respectively.

NOTE 9 – INTANGIBLE ASSETS

Our intangible assets are comprised of the costs incurred in pursuing provisional patent applications and applications for design mark and trademarks, which have presently not been approved or issued. The costs associated with our intangible assets are amortized on a straight-line basis over estimated useful lives of 15 years for patents and 10 years for design marks and trademarks, once the applications are approved. Costs associated with applications that are not approved will be expensed in the period that the application is rejected or abandoned.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY METHOD INVESTMENTS

On August 15, 2014, we acquired a 50% interest in Cannabinoid Research & Development Company Limited (“CRD”), a Jamaican company, in exchange 40,000 shares of our common stock valued at $88,000 based on the previous day’s closing price of our stock. We also committed to provide expertise on design-build, genetics, cultivation, production, processing, productizing, labeling, packaging, marketing, branding and distribution of products, as well as use of our intellectual property in the operations of CRD. We accounted for this $88,000 as an equity method investment on our condensed consolidated balance sheets at December 31, 2016.

At March 31, 2017, it was concluded that we had established a variable interest entity relationship with CRD, because we are the primary beneficiary, in accordance with GAAP. As a result, we elected to consolidate the assets and liabilities of CRD in our consolidated balance sheet at March 31, 2017.

NOTE 11 – ACCRUED EXPENSES

Our accrued expenses consist of:

	December 31,
	2017	2016
Accrued consulting fees	$—	$45,000
Accrued wages and related expenses	10,184	—
Accrued interest expense	—	10,264
Total accrued expenses	$10,184	$55,264

On May 6, 2014, we entered into a consultancy agreement with two third party consultants that had a nine-month term, which could be renewed and/or extended by mutual agreement. The agreement provided for a $50,000 payment at signing, which has been paid, and for three more $50,000 payments (a total of $200,000) and the issuance of 100,000 shares of our common stock upon the achievement of certain goals, as set forth in appendix II of the agreement. During the year ended December 31, 2014 we recognized $160,000 of expense applicable to this agreement. At December 31, 2015, the project was approximately 80% complete and $110,000 is included in accrued expenses on our consolidated balance sheet at that date. On December 7, 2016, upon mutual agreement, the consultancy agreement was deemed to be abandoned, because the project was not completed. In turn, one of the consultants, Dr. Brent Reynolds, has been performing other services for the Company during the year ended December 31, 2016, and has agreed to join our Board of Advisors. Dr Reynolds is currently a professor in the Department of Neurosurgery at the University of Florida, College of Medicine, where his lab focuses on the application of natural products for treating diseases and dysfunction of the nervous system. In recognition of his services to the Company during the year ended December 31, 2016, and as an inducement to join our Board of Advisors, he was issued 100,000 shares of our common stock for such services, and the fair market value of these shares in the amount of $163,783 was charged to common stock on the consolidated balance sheet at December 31, 2016, and the residual amount of $53,783 was recognized as a loss on the extinguishment of a debt in our consolidated statement of operations.

NOTE 12 – INSTALMENT LOAN PAYABLE

Instalment loan payable consists of a 48-month instalment loan incurred in connection with the purchase of a truck that is used at our extraction facility.  The outstanding balance on the instalment loan is $46,667 and $0.0 at December 31, 2017 and 2016, respectively. The terms of the installment loan specify monthly payments of $972, however, we are making payments of $7,778 per month in order to pay the loan off in a six-month period. As a result of our intentions to pay the loan off in six months, the entire balance of the instalment loan has been classified as a current liability.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – DEFERRED REVENUE

Our deferred revenue consists of:

	December 31,
	2017	2016
Deferred revenue – WeedMD	$203,750	$383,750
Less – current portion	(180,000)	(180,000)
Deferred revenue, net of current portion	$23,750	$203,750

On June 9, 2014, we received 1,187,500 common shares and 3,000,000 warrants to purchase common shares of WMD in exchange for future consulting services and use of our intellectual property. We recorded the $893,750 fair value of these securities as deferred revenue and we recognized $150,000 of this amount as revenue during the period July 1, 2014 through December 31, 2014, based upon our initial three-year estimate of the service period involved. Based on recent discussions with WMD, we now expect to deliver the remaining consulting services and use of our intellectual property to WMD on a relatively consistent monthly basis during the four-year period January 1, 2015 through December 31, 2018. Accordingly, we are now recognizing $15,000 of deferred revenue per month. We recognized $180,000 of revenue applicable to this arrangement, in each of the years ended December 31, 2017 and 2016. At December 31, 2017, we expect to recognize $180,000 of the remaining $203,750 WMD deferred revenue during the next twelve months and accordingly, we have classified the $180,000 as a current liability on our consolidated balance sheets.

On December 28, 2014, we entered into a royalty and consulting services agreement with FoxBarry Farms, LLC (“FoxBarry”) whereby we received a $200,000 prepaid royalty payment from FoxBarry. At the time, we planned to recognize deferred royalty revenue based on actual applicable sales as defined in the agreement. In August 2015, we discontinued providing consulting services to FoxBarry, as our initial project with FoxBarry was abandoned due to operational issues. However, FoxBarry appears to no longer be in existence, and since all of our conditions pursuant to the agreement have been satisfied, we elected to recognize the $200,000 of deferred income during the year ended December 31, 2016, as other income.

NOTE 14 – CONVERTIBLE NOTES PAYABLE

During the year ended December 31, 2016, we issued convertible promissory notes to unaffiliated third parties, the proceeds of which used for general working capital purposes. The debt discounts and deferred financing costs on the convertible promissory notes are amortized on a straight-line basis, which approximates the effective interest rate method, over the term of the note, and this amortization is included in interest expense in our consolidated statements of operations.

The following table summarizes our convertible promissory notes outstanding as of December 31, 2017 and 2016:

			Maturity	Interest	Base	December 31,
Issue Date	Holder	Security	Date	Rate	Conversion Rate	2017	2016
12/28/2016	Tangiers Investment Group	Unsecured	7/8/2017	10%	$1.00 through maturity; 55% of lowest closing price thereafter	$—	$35,000
8/10/2016	JSJ Investments	Unsecured	5/10/2017	12%	$0.20 during first 180 days; 45% of lowest closing price thereafter	—	125,000
						—	160,000
					Less unamortized discount	—	(34,453)
						$—	$125,547

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The convertible notes, including accrued interest payable, may be converted into shares of our common stock at the Conversion Price, in whole, or in part, at various times, after the date of issuance, at the option of the holder (the “Conversion Feature”), as defined by the terms of the convertible note.

The Conversion Price is equal to the Base Conversion Rate specified in the table above multiplied by the Variable Conversion Rate (“VCR”) which is equal to the average of the number of lowest trading prices or closing bid prices of our common stock (specified in the table above) during the ten-trading day period prior to the date of conversion divided by the closing price of our common stock on the day of conversion.

If these conversion rates result in a beneficial conversion feature (“BCF”), the BCF is recorded as an unamortized convertible debt discount, which is required to be valued and amortized to interest expense over the term of the Note. We amortize our convertible debt discount on a straight-line basis, which approximates the effective interest rate method, and this amortization is included in amortization of debt discount in our consolidated statements of operations. If a convertible note is repaid, any remaining unamortized deferred financing costs and unamortized debt discount are expensed on the date of repayment.

If a convertible note is convertible into an unlimited number of unregistered, restricted common shares, it is classified as having an unlimited shares feature (“Unlimited Shares Feature”). The difference between the closing price of our common stock and the VCR is referred to as the Variable Conversion Rate Differential (“VCRD”). If, both the Unlimited Shares Feature and the VCRD meet the definition of an embedded derivative, then together they create a compound embedded derivative liability or, hereafter, simply a “derivative liability.”

In accordance with U.S. GAAP, our derivative liabilities are recorded at fair value on the date of issuance and subsequently remeasured to fair value each reporting period with any change in fair value being recognized as gain (loss) on derivative liabilities in our consolidated statement of operations. See Note 9.

Similarly, accrued interest payable applicable to the convertible notes is convertible into shares of our common stock, without limit, at the same Conversion Price. The fair value of the derivative liabilities applicable to accrued interest payable is measured and recognized at each reporting date as derivative liabilities with a corresponding charge to interest expense.  As noted above, all derivative liabilities are re-measured in subsequent reporting periods with any change in fair value being included in gain (loss) on derivative liabilities.

During the years ended December 31, 2017 and 2016 we recognized $0.00 and $34,415 of amortization of deferred financing costs, respectively. This amount is included in interest expense in our consolidated statements of operations.

We recognized $30,543 and $35,719 of interest expense applicable to our convertible notes during the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, and 2016, $0.00 and $5,876, respectively, of this interest is accrued within accrued expenses on our consolidated balance sheets.

2015 Convertible Notes

At various times during the year ended December 31, 2015, the Company issued convertible promissory notes (the "2015 Notes") in the aggregate principal balance of $381,000. The 2015 Notes, including accrued interest payable, may be converted into shares of our common stock at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of issuance, at the option of the holder. The 2015 Notes also contain prepayment options whereby we may, during the first 180 days that each note is outstanding, prepay the note by paying prepayment premiums ranging from 10% to 40% of the principal then outstanding depending on the date of prepayment.

In general, per the terms of our 2015 Notes, the note holders may not make any conversions that would result in the note holder holding more than 9.99% of our issued and outstanding common stock at any one time.

Should we default on a conversion or repayment of a convertible note, the note, accrued interest and default penalties and fees are immediately due and payable. The minimum default penalty amount ranges from 25% to 50% (or more, under certain circumstances) times the then outstanding principal and unpaid interest.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2016, two of these notes in the aggregate principal balance of $161,000 were repaid. The $220,000 note dated December 9, 2015 from Tangiers Investment Group, LLC was converted in full into a total of 2,843,698 shares of the Company's common stock at various dates during the year ended December 31, 2016.

Slainte Convertible Notes

On March 30, 2016, we borrowed $81,978, from Slainte Ventures and used the proceeds to repay principal and accrued interest applicable to our $59,000 convertible promissory note dated October 6, 2015, to Vis Vires Group, Inc. On April 6, 2016, we borrowed an additional $75,000 from Slainte Ventures and used the proceeds, along with $52,500 of advances to the Company by officers and directors of the Company, to repay principal and accrued interest applicable to our $102,000 convertible promissory note, dated October 12, 2015, to JSJ Investments, Inc. On July 5, 2016, we borrowed $50,000 from Slainte Ventures and used the proceeds for working capital purposes. These loans, together with interest at 12% per year, are payable on December 30, 2016. We can prepay the loans at any time. If the loans are repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the loans are repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%. The amount of the principal increase may be paid with shares of our common stock. The number of shares to be issued for such purpose will be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the prepayment date. The original principal of the loan was not convertible prior to maturity. If the loans were not paid when due, then at any time between the maturity date and January 10, 2017, Slainte may convert the outstanding principal and interest on the loan into shares of our common stock. The number of shares to be issued on conversion was to be determined by dividing the average closing price of our common stock (which in no case can be greater than $0.45) for the ten trading days preceding the conversion date by the outstanding principal and interest on the loan on the conversion date.

The notes were not paid prior to the maturity date of December 30, 2016. As a result, the notes became convertible effective December 31, 2016. Derivative liabilities in the aggregate amount of $557,000 were recorded upon these notes becoming convertible. The notes along with their accrued interest were converted into 497,296 shares of the Company's common stock on December 31, 2016, and the value of the derivative liabilities were extinguished to common stock.

JSJ Convertible Note

On August 10, 2016, we borrowed $125,000 from JSJ Investments and used the proceeds for working capital purposes. The loan, together with interest at 12% per year, is payable on May 10, 2017. We can prepay the loan at any time. If the loan is repaid on or before October 16, the principal amount which is being repaid will increase by 25%. If the loan is repaid on or before October 16, 2016 through February 12, 2016, the principal amount which is being repaid will increase by 30%. Thereafter, the note may be repaid only upon written consent from JSJ, and the principal amount that is being repaid will increase by 30%. At any time after the date of the note, JSJ is entitled to convert all of the outstanding and unpaid principal in to shares of our common stock. Until February 12, 2017, the conversion price is $0.20 per share, and thereafter, the conversion price will be at a 45% discount to the lowest closing price of our common stock for the ten trading days preceding the conversion date. JSJ may not make any conversions that would result in the note holder holding more than 4.99% of our issued and outstanding common stock at any one time. If the notes are held through February 12, 2017, derivative accounting will apply upon the change to a variable conversion price. This convertible note was paid in full on February 9, 2017.

Tangiers Convertible Note

In connection with our equity line agreement, the Company issued a promissory note to Tangiers for the principal sum of $35,000 as a commitment fee for the equity line. The note bears interest at 10% per year, is unsecured, and is due and payable on July 8, 2017. At the option of Tangiers, all or any part of the unpaid principal amount of the note may be converted into shares of the Company's common stock. The number of shares to be issued on any conversion will be determined by dividing the principal amount of the note to be converted by $1.00. If the note is not repaid or converted prior to maturity, the conversion price will change to 55% of the lowest closing bid price during the 20 days preceding the conversion date. If the note is held past maturity, derivative accounting will apply upon the change to a variable conversion price. This note was paid off on May 19, 2017.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – NOTES PAYABLE TO AND ADVANCES FROM OFFICERS AND DIRECTORS

Notes payable to and advance from officers and directors consisted of the following, at December 31, 2017 and 2016:

	December 31,
	2017	2016
Note payable to Earnie Blackmon, an officer and director	$246,458	$28,750
Note payable to Tony Verzura, an officer and director	14,889	28,750
	$261,347	$57,500

On April 6, 2016, we borrowed $25,000 from Ernest Blackmon and $25,000 from Tony Verzura and used the proceeds to repay principal and interest applicable on our $102,000 convertible promissory note dated October 12, 2015, to JSJ Investments Inc. The loans, together with interest at 12% per year, are payable on December 30, 2016. We may prepay the loans at any time. If the loans are repaid on or before September 30, 2016, the principal amount, which is being repaid, will increase by 10%. If the loans are repaid after September 30, 2016, the principal amount, which is being repaid will increase by 15%. As of December 31, 2016, the loans were not repaid, when they were due, per the terms of the notes, and thus, the principal balance of the notes was increased to $57,500 in the aggregate, with the addition to the principal balance charged to interest expense.

During the years ended December 31, 2017 and 2016, Messrs. Blackmon, Verzura and Ruby, who are officers and directors of the Company, paid obligations and expenses on behalf of the Company, from their own individual, personal funds. Such payments have been recorded in the consolidated balance sheets as a component of Notes payable to and advances from officers and directors.

NOTE 16 – STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

On July 18, 2017, the Board of Directors adopted a resolution creating a series of Preferred Shares, no par value per share, designated as the Series A Preferred Shares. We subsequently issued 2,000 shares of our Series A preferred stock for $2,200 to of our officers and directors.

Warrants:

The following table summarizes our share warrants outstanding as of December 31, 2017 and 2016:

	Year Ended December 31,
	2017		2016
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Warrants outstanding, beginning of period	1,551,356	$0.18	$3,000,000	$12.00
Warrants issued to consultants	132,669	—	666,667	0.18
Cashless warrants issued upon conversion of Slainte note	—	—	1,584,689	—
Warrants exercised	(475,000)	—	(700,000)	—
Expired	—	—	(3,000,000)	—
Warrants outstanding, end of period	1,209,025	$0.21	1,551,356	$0.18
Warrants exercisable, end of period	1,209,025	$0.21	1,551,356	$0.18

The weighted-average remaining contractual life for warrants outstanding and exercisable at December 31, 2017, is 3.0 years, and the aggregate intrinsic value of warrants outstanding and exercisable at December 31, 2017 is $0.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

666,667 and 83,333 warrants issued during the years ended December 31, 2017 and 2016, respectively, were valued utilizing the Black Scholes option pricing model and the following range of assumptions on the date of valuation:

Stock price	$0.16 - $2.18
Exercise price	$0.18
Risk free interest rate	1.01% - 1.37%
Expected term (years)	5
Expected volatility	322% - 504%
Expected dividends	0%

Stock Options

On January 9, 2015, we awarded 200,000 stock options to each of Messrs. Blackmon, Verzura and Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and give the option holder the right to purchase shares of our common stock at $0.70 per share during the ten-year term of the option.

We calculated the fair value of each option to be approximately $0.70 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.70
Exercise price	$0.70
Risk free interest rate	1.98%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

At December 31, 2014, the fair value of these 600,000 options totaling $417,664 was included in accrued expenses on our consolidated balance sheets. On January 9, 2015, the option grant date, we increased common stock and decreased accrued expenses by this amount to account for the issuance of the 600,000 options on that date.

On January 12, 2016, we awarded 1,050,000 stock options to each of Messrs. Blackmon, Verzura and 980,000 stock options to Mr. Ruby under our 2014 Stock Incentive Plan. The options were fully vested at the time of grant and give the option holder the right to purchase shares of our common stock at $0.20 per share during the ten year term of the option.

We calculated the fair value of each option to be approximately $0.20 per option utilizing the Black Scholes option pricing model and the following assumptions on the date of valuation:

Stock price	$0.20
Exercise price	$0.20
Risk free interest rate	1.98%
Expected term (years)	10.0
Expected volatility	173%
Expected dividends	0%

At December 31, 2015 the fair value of these 3,080,000 options totaling $612,512, which was included in accrued expenses on our consolidated balance sheets, and on January 15, 2016, the option grant date, we increased common stock and decreased accrued expenses by this amount to account for the issuance of these options on that date.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes our stock options outstanding as of both December 31, 2017 and 2016, respectively:

	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Stock options outstanding at December 31, 2015	600,000	9.8	$0.70
Issued	3,080,000	10.0	$0.20
Exercised	—	—	—
Expired	—	—	—
Stock options outstanding at December 31, 2016	3,680,000	8.9	$0.28
Issued	3,957,500
Exercised	(1,000,000)
Expired	—
Stock options exercisable at December 31, 2017	6,637,500	8.7	$0.57

The weighted-average remaining contractual life for stock options outstanding and exercisable at December 31, 2017, is 8.7 years, and the aggregate intrinsic value of options outstanding and exercisable at December 31, 2017 is $0.

NOTE 17 – SHARE-BASED COMPENSATION

Share-based Compensation

We recognize share-based compensation expense in cost of revenues, sales and marketing expenses, R&D expenses, general and administrative expenses, and other income and expenses, based on the fair value of common shares issued for services. In addition, we accrue share-based compensation expense for estimated share-based awards earned during the years ended December 31, 2017 and 2016, under our 2014 Equity Incentive Plan and our 2017 Equity Incentive Plan. Share-based compensation expense for the years ended December 31, 2017 and 2016 is, as follows:

	December 31,
	2017	2016
Warrants issued for consulting and other services	$249,835	$319,419
Common stock issued for accounts payable and accrued expenses	93,002	223,484
Common stock issued for services	—	271,097
Common stock issued for advisory board fees	113,336	—
Common stock issued as compensation to employees	170,233	—
Stock options issued to officers and directors	2,660,159	—
	$3,286,565	$814,000

NOTE 18 – INCOME TAXES

The Internal Revenue Code (“IRC”) allows net operating losses (“NOL's”) to be carried forward and applied against future profits for a period of twenty years. The change of ownership following our merger with MySkin may limit our ability to utilize these NOLs under the terms of IRC Section 381.

We did not provide any current or deferred federal income tax provision or benefit for any of the periods presented in our consolidated financial statements because we have experienced losses since our inception. When it is more likely than not, that a tax asset cannot be realized through future income, we must record an allowance against any potential future tax benefit. We provided a full valuation allowance against our net deferred tax assets, consisting of net operating loss carry forwards, because we determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have not taken a tax position that, if challenged, would have a material effect on our consolidated financial statements for the years ended December 31, 2017 and 2016, as defined under ASC 740. We did not recognize any adjustment to our liability for uncertain tax positions and therefore did not record any adjustment to the beginning balance of our accumulated deficit on our consolidated balance sheets.

Our provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

	Years Ended December 31,
	2017	2016
Statutory U.S. federal tax rate	39%	39%
Effect of increase in valuation allowance	(39%)	(39%)
	—%	—%

Changes in our cumulative net deferred tax assets consist of the following:

	December 31,
	2017	2016
Net loss carry-forward	$4,923,492	$3,648,316
Valuation allowance	(4,923,492)	(3,648,316)
	$—	$—

A reconciliation of our income taxes computed at the statutory rate is as follows:

	Years Ended December 31,
	2017	2016
Tax benefit at statutory rate	$2,023,555	$1,500,068
Valuation allowance	(2,023,555)	(1,500,068)
	$—	$—

NOTE 19 – COMMITMENTS AND CONTINGENCIES

Contractual Obligations and Commercial Commitments

Consulting Agreement for GAAP Reporting Services

On February 20, 2016, we entered into a consulting agreement with a third party that has a twelve-month term, and which can be extended by mutual agreement. The agreement provides for the issuance of a five (5) year warrant to the consultant, upon the execution of the agreement, to purchase 250,000 shares of our common stock at a price of $0.18 per share, plus the payment of $7,500 on the first day of each month, beginning March 1, 2016, coupled with the monthly issuance of five (5) year warrants to purchase our common stock in a number of shares determined by dividing $7,500 by $0.18 per share. These warrants are exercisable at a price of $0.18 per share. During the years ended December 31, 2017 and 2016, we recognized in our consolidated statements of operations expenses in the total amount of $156,630 and $394,215, respectively, related to this contract, as follows:

	December 31,
	2017	2016
Cash paid to consultant	$30,000	$15,000
Fair value of shares of common stock issued to consultant	27,297	62,781
Fair value of warrants issued to consultant	99,333	319,419
	$156,630	$397,200

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing Commitment

On December 28, 2016, we entered into an equity line of credit agreement with Tangiers Global, LLC (“Tangiers”). Under the equity line agreement, Tangiers has agreed to provide the Company with up to $10,000,000 of funding through the purchase of shares of the Company’s common stock. During the term of the agreement, the Company may deliver a put notice to Tangiers, which will specify the number of shares which the Company will sell to Tangiers. The minimum amount the Company can draw down at any one time is $5,000, and the maximum amount the Company can draw down at any one time is $350,000 as determined by the formula contained in the equity line agreement.

A closing will occur on the date which is no earlier than five trading days following, and no later than seven trading days following, the applicable put notice. On each closing date, the Company will sell, and Tangiers will purchase, the shares of the Company’s common stock specified in the put notice. The amount to be paid by Tangiers on a particular closing date will be determined by multiplying the purchase price by the number of shares specified in the put notice. The purchase price is 85% of the average of the two lowest trading prices of the Company’s common stock during the pricing period applicable to the put notice. The pricing period, with respect to a particular put notice, is five consecutive trading days including, and immediately following, the delivery of a put notice to Tangiers. The Company may submit a put notice once every ten trading days provided the closing of the previous transaction has taken place. The Company is under no obligation to submit any put notices.

The equity line agreement has a term of 36 months, which will begin on the effective date of the registration statement, which the Company has agreed to file with the Securities and Exchange Commission so that the shares of common stock to be sold to Tangiers may be sold in the public market. The Company issued a promissory note to Tangiers for the principal sum of $35,000 as a commitment fee for the equity line. The note bears interest at 10% per year, is unsecured, and is due and payable on July 8, 2017. The note is recorded on our consolidated balance sheet at December 31, 2016 in the amount of $35,000, net of a discount of $34,453. At the option of Tangiers, all or any part of the unpaid principal amount of the note may be converted into shares of the Company’s common stock. The number of shares to be issued on any conversion will be determined by dividing the principal amount of the note to be converted by $1.00.

Clinical Trial Agreement

Under the terms of an agreement dated November 11, 2017, we committed to cover the costs to perform clinical trials with The University of the West Indies through the Topical Metabolism Research Unit of the Caribbean Institute for Health Research located in Kingston, Jamaica, initially scheduled as follows:

•

An instalment of $50,000 upon both the approval of specific protocol by the Ethics Committee of the Institutional Review Board of the Ministry of Health, Jamaica, and the execution of the clinical trial agreement,

•

An instalment of $51,182 upon the enrollment of the 12th patient,

•

An instalment of $51,182 after all twelve patients go through the washout period determined in the specific protocol and return for a second dose, and

•

An instalment of $51,182 upon completion of the clinical trial.

Additionally, we have agreed to reimburse The University of the West Indies for care and treatment of adverse reactions or injury sustained by a patient, as a direct result of the clinical trial.

Research Laboratory

Under the terms of a research agreement entered into in October 2017 with the University of Florida Trustees (“UFT”), we committed to pay UFT $151,772, upon the execution of the research agreement, and $75,886 in each of the months of February 2018 and June 2018, for a total commitment of $303,544.

UNITED CANNABIS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Executive Office Lease

Effective August 1, 2018, we signed a thirty-six-month lease of approximately 6,683 square feet of commercial office space in Golden, Colorado that we use as our executive offices. The lease expires on July 31, 2020 and requires the payment of monthly base rental rates of $3,302 through July 31, 2018, $3,000 through July 31, 2019 and $3,799 through July 31, 2020. As additional rent, we are required to pay for an allocation of common area costs and expenses, plus all utilities.

Weldona Facility Lease

Effective October 1, 2017, we entered into a lease of approximately 40,000 square feet of industrial space in Weldona, Colorado that we us as our hemp extraction facility and hemp cultivation center. The term of the lease expires on October 31, 2018, with an annual option to renew that expires on September 30, 2022. The rent is $7,500 per month throughout the term of the lease, plus we are responsible for all utilities.

Legal Proceedings

There have been no material developments in legal proceedings in which we are involved during the year ended December 31, 2017.

NOTE 20 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 we have analyzed the Company’s operations subsequent to December 31, 2017 to the date these consolidated financial statements were issued, and has determined that, other that as disclosed above, we do not have any material subsequent events to disclose in these consolidated financial statements.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by United Cannabis Corporation.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$1,245
Blue Sky Fees and Expenses	1,000
Legal Fes and Expenses	30,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	2,755
TOTAL	$40,000

All expenses other than the SEC filing fee are estimated.

Item 14.   Indemnification of Officers and Directors

The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.   Recent Sales of Unregistered Securities.

On September 25, 2017 we sold 34,560 shares of common stock for $25,000 to a private investor.

On November 11, 2017 we sold 84,034 shares of common stock for $50,000 to a private investor.

On December 11, 2017 we sold 105,042 shares of common stock for $50,000 to a private investor.

Common Stock Issued For Services

During the past three years we issued 307,500 shares of our common stock to five persons for services, valued at approximately $226,215, provided to us.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit	Description
2	Plan of Merger dated April 10, 2014 (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (3)
4.1	Warrant issued to Sláinte Ventures, LLC (9)
4.2	2017 Stock Incentive Plan (10)
4.3	2018 Stock Incentive Plan (11)
5	Opinion of Counsel
10.1	License Agreement with Earnest Blackmon, Tony Verzura and Chad Ruby dated March 26, 2014 (4)
10.2	Asset Assignment and Purchase Agreement dated March 31, 2014 (5)
10.3	(Reserved)
10.5	Promissory Note, dated April 6, 2016, payable to Earnest Blackmon (6)
10.6	Promissory Note, dated April 6, 2016, payable to Tony Verzura (7)
10.7	Agreement with Cannibinoid Research and Development Company Limited (12)
10.12	2016 Investment Agreements with Tangiers Global, LLC (13)
10.13	Licensing Agreement – Advesa (14)
10.14	2018 Investment Agreement with Tangiers Global, LLC (14)
10.15	License Agreement (Harborside) (14)

10.16	Licensing Agreement (Lasco) (14)
21	Subsidiaries (8)
23.1	Consent of Attorneys
23.2	Consent of Accountants
101.INS*	XBRL Taxonomy Extension Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

———————

*

Previously filed.

(1)

Incorporated by reference to Appendix A of the Registrant’s Definitive Schedule 14C dated April 11, 2014, filed on April 11, 2014.

(2)

Incorporated by reference to Exhibit 3.4 to the Registrant’s 10-K report filed on April 15, 2015.

(3)

Incorporated by reference to Exhibit 3.5 to the Registrant’s Form 10-K filed on April 15, 2015.

(4)

Incorporated by reference to Exhibit 10 to the Registrant’s Form 8-K filed on March 28, 2014.

(5)

Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 3, 2014.

(6)

Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K filed on April 13, 2016.

(7)

Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8-K filed on April 13, 2016.

(8)

Incorporated by reference to Exhibit 21.1 filed with the Registrant’s 10-K report for the year ended December 31, 2014.

(9)

Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on March 24, 2016.

(10)

Incorporated by reference to Exhibit 4(c) filed with the Registrant’s S-8 Registration Statement (file number 333-219134).

(11)

Incorporated by reference to Exhibit 4(b) filed with the Registrant’s S-8 Registration Statement (file number 333-222997).

(12)

Incorporated by reference to Exhibit 10.7 filed with the Registrant’s S-1 Registration Statement (file 333-216222).

(13)

Incorporated by reference to Exhibit 10.12 filed with the Registrant’s S-1 Registration Statement (file 333-216222).

(14)

Filed with initial Registration Statement.

Item 17.

   Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 30th day of April, 2018.

UNITED CANNABIS CORPORATION

By:	/s/ Earnest Blackmon
Earnest Blackmon, Principal Executive
Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Earnest Blackmon
Earnest Blackmon	Principal Executive Officer and Director	April 30, 2018

/s/ Chadwick Ruby
Chadwick Ruby	Director	April 30, 2018

/s/ Tony Verzura
Tony Verzura	Director	April 30, 2018

/s/ John Walsh
John Walsh	Principal Financial and Accounting Officer	April 30, 2018

II-4